Exhibit 10.1

LOAN AGREEMENT

among

LIBERATED SYNDICATION INC.,

WEBMAYHEM, INC. and

PAIR NETWORKS, INC.

and

FIRST COMMONWEALTH BANK

DECEMBER 27, 2017

-i-

4.02	Loan Documents.	29
4.03	UCC Financing Statements.	29
4.04	Other Documents and Conditions.	29
4.05	Details, Proceedings and Documents.	31
4.06	Fees and Expenses.	31
ARTICLE V AFFIRMATIVE COVENANTS		31
5.01	Reporting and Information Requirements.	31
5.02	Preservation of Existence and Franchises.	33
5.03	Maintenance of Insurance.	33
5.04	Maintenance of Property.	34
5.05	Payment of Liabilities.	34
5.06	Financial Accounting Practices.	34
5.07	Compliance with Laws.	34
5.08	Continuation of and/or Change in Business.	34
5.09	Use of Proceeds.	35
5.1	Lien Searches.	35
5.11	Compliance with Licensing Bodies.	35
5.12	Further Assurances.	35
5.13	Operating Accounts.	35
5.14	Financial Covenants.	35
5.15	Pension Plans.	36
ARTICLE VI NEGATIVE COVENANTS		36
6.01	Liens.	36
6.02	Indebtedness.	37
6.03	Guarantees and Contingent Liabilities.	37
6.04	Loans and Investments; Subsidiaries.	38
6.05	Distributions.	38
6.06	Transactions with Affiliates.	39
6.07	Indemnification and other Payments.	39
6.08	Disposition of Assets.	39
6.09	Anti-Terrorism Laws.	39
6.1	Margin Stock.	40
6.11	Merger; Consolidation; Business Acquisitions.	40
6.12	Double Negative Pledge.	40
6.13	Sale/Leaseback.	40
6.14	Ownership and Control.	40
6.15	Fiscal Year.	40
6.16	Modifications to Material Documents.	40
ARTICLE VII DEFAULTS		41
7.01	Events of Default.	41
7.02	Consequences of an Event of Default.	43
7.03	Other Remedies.	43
ARTICLE VIII MISCELLANEOUS		44

-ii-

8.01	Business Days.	44
8.02	Amendments and Waivers.	44
8.03	No Implied Waiver; Cumulative Remedies.	44
8.04	Notices.	45
8.05	Expenses; Taxes; Attorney’s Fees.	45
8.06	Proceedings, Etc.	46
8.07	No Third Party Rights.	46
8.08	Severability.	46
8.09	Governing Law; Consent to Jurisdiction.	46
8.1	Prior Understandings.	46
8.11	Duration; Survival.	46
8.12	Counterparts.	47
8.13	Successors and Assigns.	47
8.14	No Third Party Beneficiaries.	47
8.15	Participation and Assignment.	47
8.16	Exhibits.	47
8.17	Headings.	47
8.18	Indemnity.	48
8.19	Limitation of Liability.	48
8.2	Confidentiality.	48
8.21	Payment of Obligations; Joint and Several Obligations of Borrowers.	49
8.22	Relative Priority of Security Interests; Limitation of Certain Liabilities.	49
8.23	Waiver of Trial by Jury.	49

LIST OF EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A – Form of Loan Request
Exhibit B – Form of Compliance Certificate

Schedules:

Schedule 1.1(A) – Pricing Matrix
Schedule 1.1(B) – Description of the Transaction
Schedule 3.06 – Ownership and Control
Schedule 3.07 – Officers, Directors and Business
Schedule 3.15 – Patents, Licenses, Franchises
Schedule 6.01 – Liens
Schedule 6.02 – Indebtedness

-iii-

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), is effective as of December 27, 2017 among LIBERATED SYNDICATION INC., a Nevada corporation (“Libsyn”), WEBMAYHEM, INC., a Pennsylvania corporation (“Webmayhem”), and PAIR NETWORKS, INC., a Pennsylvania corporation (“Pair Networks” and, together with Libsyn and Webmayhem, the “Borrowers” and each, a “Borrower”), and FIRST COMMONWEALTH BANK, a Pennsylvania bank and trust company (the “Bank”).

BACKGROUND:

The Borrowers have requested that the Bank extend certain credit facilities to the Borrowers, and the Bank is willing to do so on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01        Certain Definitions.

In addition to other words and terms defined elsewhere in this Agreement, the following words and terms have the following meanings, respectively, unless the context otherwise clearly requires:

“Adjusted EBITDA” means:

(i)           on the last day of the first full fiscal quarter following the Closing Date, EBITDA for such quarter divided by 0.25;

(ii)           on the last day of the second full fiscal quarter following the Closing Date, (A) the sum of EBITDA for such quarter and for the preceding quarter, divided by (B) 0.50;

(iii)         on the last day of the third full fiscal quarter following the Closing Date, (A) the sum of EBITDA for such quarter and the preceding two quarters, divided by (B) 0.75; and

(iv)         on the last day of the fourth full fiscal quarter following the Closing Date, and thereafter, trailing four quarter EBITDA.

“Adjusted Fixed Charges” means:

(i)           on the last day of the first full fiscal quarter following the Closing Date, Fixed Charges for such quarter, with items (i) and (ii) from the definition of Fixed Charges for such period divided by 0.25;

(ii)        on the last day of the second full fiscal quarter following the Closing Date, the sum of Fixed Charges for such quarter and the preceding quarter, with the sum of items (i) and (ii) from the definition of Fixed Charges for such period divided by 0.50;

(iii)           on the last day of the third full fiscal quarter following the Closing Date, the sum of Fixed Charges for such quarter and the preceding two quarters, with the sum of items (i) and (ii) from the definition of Fixed Charges for such period divided by 0.75; and

(iv)           on the last day of the fourth full fiscal quarter following the Closing Date, trailing four quarter Fixed Charges.

“Affiliate” as to any Person means any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds twenty-five percent (25%) or more of any class of the voting or other Equity Interests of such Person, or (iii) twenty-five percent (25%) or more of any class of voting interests or other Equity Interests of which is beneficially owned or held, directly or indirectly, by such Person. Control, as used in this definition, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Agreement” is defined in the preamble hereof and includes all amendments, restatements, modifications and supplements hereto from time to time, including all schedules and exhibits.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Rate” means the rate per annum equal to (i) in the case of Revolving Credit Loans, the sum of the LIBOR Rate plus the Applicable Margin or the Prime Rate plus the Applicable Margin, as determined pursuant to Section 2.04 hereof, and (ii) in the case of the Term Loan, the sum of the LIBOR Rate plus the Applicable Margin.

“Applicable Margin” means, as applicable:

(a)           the percentage spread to be added to the Prime Rate applicable to Revolving Credit Loans under the Prime Rate Option based on the Borrowers’ Cash Balance as of the most recent fiscal quarter ended according to the pricing grid on Schedule 1.1(A) below the heading “Applicable Prime Rate Margin;” or

(b)           the percentage to be added to the LIBOR Rate applicable to Revolving Credit Loans under the LIBOR Rate Option, and the percentage to be added to the LIBOR Rate applicable to the Term Loan, in each case based on the Borrowers’ Cash Balance as of the most recent fiscal quarter ended according to the pricing grid on Schedule 1.1(A) below the heading “Applicable LIBOR Margin.”

“Asset Sale” any Disposition of property or series of related Dispositions of property, excluding any such Disposition permitted by Section 6.08 hereof.

“Bank” means First Commonwealth Bank, a Pennsylvania bank and trust company with an office at 437 Grant Street, Frick Building, Suite 1600, Pittsburgh, PA 15219.

“Borrower” and “Borrowers” are defined in the preamble to this Agreement.

“Borrowers’ Cash Balance” means, as of the date of determination, the Borrowers’ cash on deposit at the Bank on such date.

“Borrowing Date” means, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

“Borrowing Tranche” means specified portions of Loans outstanding as follows: (i) any Loans to which a LIBOR Rate Option applies that have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which the Prime Rate applies shall constitute one Borrowing Tranche.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania.

“Capital Expenditures” means all expenditures made or liabilities incurred by any Borrower that are, in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which they were made or incurred, as the case may be, in each case excluding any such expenditures made to restore, replace or rebuild property following any damage, loss, destruction or condemnation, to the extent such expenditures are made with insurance or condemnation proceeds.

“Capital Lease” means any lease of any tangible or intangible property (whether real, personal or mixed), however denoted, that is required by GAAP to be reflected as a liability on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, with respect to each Capital Lease, the amount of the liability reflecting the aggregate discounted amount of future payments under such Capital Lease calculated in accordance with GAAP and Statement of Financial Accounting Standards No. 13 (as supplemented and modified from time to time), and any corresponding future interpretations by the Financial Accounting Standards Board or any successor thereto.

“Cash Equivalent” as to any Person, means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof or, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $500,000,000, having maturities of not more than one year from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any issuer rated at least A-1 by S&P or at least P-1 by Moody's (or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally), and in each case maturing not more than one year after the date of acquisition by such Person or (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above.

“Closing” means the closing of the transactions provided for in this Agreement on the Closing Date.

“Closing Date” means December 27, 2017, or such other date upon which the parties may agree.

“Code” means the Internal Revenue Code of 1986 as amended along with the rules, regulations, decisions and other official interpretations in connection therewith.

“Collateral” is defined in Section 3.19 hereof.

“Commitment Fees” means the Revolving Credit Facility Commitment Fee and the Term Loan Commitment Fee.

“Commitments” means the Revolving Credit Facility Commitment and the Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Control” means (a) the power to vote at least 50% of the outstanding shares of any class of stock of a corporation or equity, membership or ownership interest in any partnership, limited partnership, limited liability company or other business entity, or (b) the beneficial ownership of at least 50% of (i) the outstanding shares of any class of stock of a corporation or (ii) of any outstanding equity, membership or ownership interest in any other Person, or (c) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the power to elect a majority of the directors or trustees of a corporation or trust, as the case may be.

“Default Rate” is defined in Section 2.04(e) hereof.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any property, or the granting of any option or other right to do any of the foregoing, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distributions” means, for the period of determination, (i) all distributions of cash, securities or other property on or in respect of any Equity Interest in any Borrower, (ii) all purchases, redemptions or other acquisitions by a Borrower of any Equity Interest in such Borrower, determined in accordance with GAAP, (iii) any payment, loan or advance to an Equity Interest holder of a Borrower, whether in the capacity as an equity owner or otherwise, except current salaries or other current compensation, the payment of which is not otherwise restricted under the Loan Documents, paid in the ordinary course of business, consistent with past practice, any payment of principal, interest, fees or other amounts in respect of any Indebtedness owed such Borrower to an Equity Interest holder of such Borrower; and any forgiveness or release without adequate consideration by a Borrower of any indebtedness or other obligation owing to such Borrower by an Equity Interest holder of such Borrower.

“EBITDA” means, for the period of determination (i) Net Income of Borrowers; plus (ii) depreciation, amortization and other non-cash charges (including stock issuances and stock options); plus (iii) Interest Expense; plus (iv) all income, capital or profits taxes (including franchise and similar taxes), including tax distributions;plus (or minus) (v) other extraordinary, unusual or non-recurring expenses (or credits), subject to review by the Bank in its reasonable discretion, all determined in accordance with GAAP.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect as of the date of this Agreement and as amended from time to time in the future, and any successor statute of similar impact, and the rules and regulations thereunder, or from time to time in effect.

“ERISA Affiliate” means a Person who is under common control with any Borrower within the meaning of Section 414(b) of the Code including, but not limited to, a subsidiary of a Borrower.

“ERISA Event” shall mean (i) with respect to a Pension Plan, a reportable event under Section 4043 of ERISA as to which event (after taking into account notice waivers provided for in the regulations) there is a duty to give notice to the PBGC; (ii) a withdrawal by any Borrower or any member of the ERISA Group from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by any Borrower or any member of the ERISA Group from a Multiemployer Plan, notification that a Multiemployer Plan is in reorganization, or occurrence of an event described in Section 4041A(a) of ERISA that results in the termination of a Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (v) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (vi) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any member of the ERISA Group.

“ERISA Group” means, at any time, any Borrower and other Loan Parties and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower and other Loan Parties, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Event of Default” means any of the Events of Default described in Section 7.01 hereof and referred to therein as an “Event of Default”.

“Excess Liquidity” means, for the period of determination, cash and Cash Equivalents as shown on the Borrowers’ consolidated balance sheet in excess of Four Million Six Hundred Thousand Dollars ($4,600,000.00).

“Excess Liquidity Application Date” means the date that is no later than five (5) Business Days after the date on which the annual financial statements that the Borrowers are required to deliver to the Bank pursuant to Section 5.01(a) hereof, for the year with respect to which Excess Liquidity is being determined, are required to be delivered to the Bank.

“Excess Interest” is defined in Section 2.04(h) hereof.

“Executive Order No. 13224” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Excluded Swap Obligation” means, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Fixed Charges” means, for the period of determination, the sum of: (i) all scheduled payments of principal of the Obligations paid during such period, to the extent there is an equivalent, permanent reduction in the Commitments hereunder; (ii) net cash interest expense for such period; (iii) income taxes paid or payable; (iv) Distributions paid in cash, to the extent permitted hereunder; (v) all fees paid to the Bank under any Loan Document; and (vi) Unfinanced Capital Expenditures, in each case determined in accordance with GAAP.

“Fixed Charges Coverage Ratio” means, for the period of determination, the ratio of Adjusted EBITDA to Adjusted Fixed Charges, in each case determined in accordance with GAAP.

“GAAP” means generally accepted accounting principles (as such principles may change from time to time), which shall include the official interpretations thereof by the Financial Accounting Standards Board, applied on a consistent basis as to classification of items and amounts.

“Guarantor” or “Guarantors” means, singularly or collectively, as the context may require, any Person that executes and delivers to the Bank a Guaranty Agreement on or after the date hereof.

“Guaranty” or “Guaranties” means, singularly or collectively, as the context may require, any obligation of a Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“Guaranty Agreement” or “Guaranty Agreements” means, singularly or collectively, as the context may require, any guaranty and suretyship agreement executed and delivered to the Bank on or after the date hereof in connection with this Agreement, as each may be amended, modified, supplemented or restated from time to time.

“Indebtedness” means, as to any Person at any time, without duplication, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit or hedge agreement, (iv) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), or (v) any Guaranty of Indebtedness for borrowed money.

“Indemnified Liabilities” shall have the meaning set forth in Section 8.18 hereof.

“Indemnitees” shall have the meaning set forth in Section 8.18 hereof.

“Interest Period” means the period of time selected by the Borrowers in connection with, and to apply to, any election permitted hereunder by the Borrowers to have Loans bear interest under the LIBOR Rate Option. Subject to the last sentence of this definition, such period shall be in one, two, three or six months, as selected by the Borrowers. Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the date on which a Loan is made, or (ii) the date of renewal of, or conversion to, the LIBOR Rate Option, if the Borrowers are renewing or converting to the LIBOR Rate Option applicable to any outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period that would otherwise end on a date that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrowers may not select, convert or renew an Interest Period for any portion of the Loans that would end after the Revolving Credit Expiry Date, the Term Loan Maturity Date.

“Interest Rate Option” means the LIBOR Rate Option or the Prime Rate Option.

“Law” means any applicable law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Letters of Credit” means any and all letters of credit issued by the Bank pursuant to this Agreement.

“Letter of Credit Sublimit” means the sum of Five Hundred Thousand Dollars ($500,000.00).

“LIBOR Rate” means a variable interest rate per annum (rounded upwards, if necessary to the nearest one hundredth of one percent (1/100th of 1%)) equal to ICE Benchmark Administration LIBOR Rate (“ICE LIBOR”), as published by Bloomberg (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Bank from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the applicable Interest Period, for United States dollar deposits with a term equivalent to such Interest Period or, (y) if such rate is not available, the rate of interest per annum determined by the Bank to be the average rate per annum at which United States dollar deposits in a similar amount are offered for such Interest Period by major banks in the London interbank deposit market at approximately 11:00 a.m. London time two (2) Business Days prior to the commencement of the Interest Period. Notwithstanding the foregoing, if the LIBOR Rate, as determined herein, would be less than zero (0.00), such LIBOR Rate shall be deemed to be zero (0.00) for purposes of this Agreement.

“LIBOR Rate Option” means option of the Borrowers to have Loans bear interest at the LIBOR Rate plus the Applicable Margin.

“Lien” means any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security for Indebtedness.

“Loan” or “Loans” means, singularly or collectively, as the context may require, the loan or loans made by the Bank to the Borrowers under this Agreement, including, but not limited to, the Revolving Credit Loan, the Term Loan, and any other credit to the Borrowers extended by the Bank in accordance with Article II hereof, as evidenced by the Notes.

“Loan Account” means that as set forth in Section 2.10 hereof.

“Loan Document” or “Loan Documents” means, singularly or collectively, as the context may require, (i) this Agreement, (ii) the Notes, (iii) the Notice of Waiver, (iv) the Security Agreement, (v) the UCC financing statements filed in accordance with the Security Agreement, (vi) any Guaranty Agreement, and (vii) any and all other documents, instruments, certificates and agreements executed and delivered in connection with this Agreement, as any of them may be amended, modified, extended or supplemented from time to time.

“Loan Request” is defined in Section 2.01(c) hereof.

“Material Adverse Change” means any set of circumstances or events which has any Material Adverse Effect upon (a) the business, operations, condition (financial or otherwise) of the Borrowers or the Collateral; (b) the ability of a Borrowers to punctually perform any of its payment or other obligations under this Agreement or any other Loan Document; (c) the legality, validity or enforceability of the obligations of any Borrower under this Agreement or any other Loan Document; or (d) the ability of the Bank to exercise its rights and remedies with respect to, or otherwise realize upon, the Collateral or any other security for the Obligations.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise) of a Borrower or the Collateral; (b) the ability of a Borrower to punctually perform any of its payment or other obligations under this Agreement or any other Loan Document; (c) the legality, validity or enforceability of the obligations of any Borrower under this Agreement or any other Loan Document; or (d) the ability of the Bank to exercise its rights and remedies with respect to, or otherwise realize upon, the Collateral or any other security for the Obligations.

“Maximum Rate” is defined in Section 2.04(h) hereof.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds therefrom in the form of cash and Cash Equivalents (including any such proceeds actually received from deferred payments), net of attorneys’ fees, accountants’ fees, amounts required to be reserved for indemnification, adjustment of purchase price or similar obligations pursuant to the agreements governing such Asset Sale, amounts required to be applied to the repayment of debt secured by a Permitted Lien on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to the Security Agreement) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (b) in connection with any issuance or sale of Equity Interests or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Income” means, for the period of determination, net income or loss (after taxes) of Borrowers excluding, however, extraordinary gains or losses, in each case determined in accordance with GAAP.

“Note” or “Notes” means, singularly or collectively as the context may require, the Revolving Credit Note, the Term Loan Note, any other note or notes of the Borrowers executed and delivered pursuant to this Agreement, together with all extensions, renewals, refinancings or refundings in whole or in part, as amended, modified, supplemented or restated from time to time.

“Notice of Waiver” means the Notice of Waiver of Rights Regarding Warrants of Attorney, Execution Rights, and Waiver of Rights to Prior Notice and Judicial Hearing, dated of even date herewith, executed by the Borrowers for the benefit of the Bank, as may be amended, modified, restated or supplemented from time to time.

“Notices” shall have the meaning set forth in Section 8.04 hereof.

“Obligations” means, collectively, (A) all Indebtedness, whether of principal, interest, fees, expenses or otherwise, of the Borrowers to the Bank, whether now existing or hereafter incurred including, but not limited to, future loans and advances, if any, under this Agreement, the Notes and the other Loan Documents, as the same may be amended from time to time, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part; (B) all other obligations for the repayment of borrowed money, whether of principal, interest, fees, expenses or otherwise, of the Borrowers to the Bank, whether now existing or hereafter incurred, whether under letters or advices of credit, lines of credit, other financing arrangements or otherwise (including, but not limited to, any obligations arising as a result of any overdrafts), whether or not related to this Agreement or to the Notes, whether or not contemplated by the Bank or the Borrowers at the date hereof and whether direct, indirect, matured or contingent, joint or several, or otherwise, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part; (C) all liabilities or obligations arising out of or in connection with overdrafts on deposit or other accounts or out of electronic funds transfers (whether by wire or wire transfer through automated clearing houses or otherwise) or out of the return unpaid of, or other failure of the Bank to receive final payment for, any check, item, instrument, payment order or other deposit or credit to a deposit or other account, or out of the Bank’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository or other similar arrangements; (D) all liabilities or obligations arising out of or in connection with treasury management services or Rate Management Obligations;(E) all costs and expenses including, without limitation, reasonable attorneys’ fees and legal expenses, incurred by the Bank in the collection of any of the indebtedness referred to in clauses (A), (B), (C) or (D) above in amounts due and owing to the Bank under this Agreement, the Notes or the other Loan Documents; and (F) any advances made by the Bank for the maintenance, preservation, protection or enforcement of, or realization upon, any property or assets now or hereafter made subject to a Lien granted pursuant to this Agreement, the Notes, the other Loan Documents or pursuant to any agreement, instrument or note relating to any of the Obligations, including, without limitation, advances for taxes, insurance, repairs and the like. The foregoing notwithstanding, the term “Obligations” shall not include any Excluded Swap Obligation.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, board, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

“Pension Plan” means at any time an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (including a “multiple employer plan” as described in Sections 4063 and 4064 of ERISA, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 or Section 430 of the Code and either (i) is sponsored, maintained or contributed to by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been sponsored, maintained or contributed to by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, or in the case of a “multiple employer” or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Lien” and “Permitted Liens” are defined in Section 6.01 hereof.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, or unincorporated organization or government or agency or political subdivision thereof.

“Plan” means any deferred compensation program, including both single and multi-employer plans, subject to Title IV of ERISA and established and maintained for employees, officers or directors of the Borrowers, any subsidiary of any Borrower or any ERISA Affiliate.

“Pledge Agreement” means the Pledge Agreement of even date herewith made by Libsyn for the benefit of the Bank, as amended, modified, supplemented or restated from time to time.

“Potential Default” means any event or condition which with notice, passage of time or determination by the Bank, or any combination of the foregoing, would constitute an Event of Default.

“Prime Rate” means the prime rate of interest as published in The Wall Street Journal; provided, however, that if The Wall Street Journal ceases to publish such rate, then the interest rate shall be determined by reference to a comparable publication designated by Bank. The Prime Rate may or may not be the most favorable rate charged by the Bank to its customers from time to time. For any Loan made at the Prime Rate, the interest rate shall change simultaneously with changes to the Prime Rate.

“Prime Rate Option” means the option of the Borrowers to have Loans bear interest at the Prime Rate plus the Applicable Margin.

“Prohibited Transaction” means any transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.

“Purchase Agreement” means the Stock Purchase Agreement dated as of December 27, 2017 between Libsyn and the Seller named therein, as the same may be amended, modified, supplemented or restated from time to time, pursuant to which Holdings is acquiring certain Equity Interests from Seller.

“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations in interest rates, exchange rates, forward rates or equity prices, including without limitation, any ISDA Master Agreement between a Borrower and the Bank.

“Rate Management Obligation” means any and all obligations of the Borrowers to the Bank under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Agreement.

“Recovery Event” means any settlement of or payment to a Borrower with respect to any property or casualty insurance claim or any condemnation proceeding relating to any asset of such party.

“Reinvestment Notice” means a written notice executed by an officer of a Borrower stating that no Event of Default has occurred and is continuing and that the Borrower intends to use all or a specified portion of the Net Cash Proceeds of a Recovery Event to acquire or repair operating assets used or useful in the Borrower's business.

“Reportable Event” means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, except any such event as to which the provision for thirty (30) days’ notice to the PBGC is waived under applicable regulations.

“Required Deductions” is defined in Section 2.08(a) hereof.

“Reserve Requirement” means the percentage that the Bank determines to be the maximum reserve requirement (including, without limitation, any emergency, marginal, special or supplemental reserve requirement) prescribed for so-called "Eurocurrency liabilities" (or any other category of Eurocurrency funding) prescribed by the Board of Governors of the Federal Reserve System (or under any successor regulation that the Bank determines to be applicable) with each change in such maximum reserve requirement automatically, immediately and without notice changing the LIBOR Rate thereafter applicable to each LIBOR Rate Option.

“Revolving Credit Expiry Date” means December 27, 2022.

“Revolving Credit Facility Amount” means Two Million Dollars ($2,000,000.00).

“Revolving Credit Facility Commitment” is defined in Section 2.01(a) hereof.

“Revolving Credit Facility Commitment Fee” is defined in Section 2.07 hereof.

“Revolving Credit Loan” or “Revolving Credit Loans”, singularly or collectively as the context may require, shall have the meaning forth in Section 2.01(a) hereof.

“Revolving Credit Note” means the Revolving Credit Note of the Borrowers, executed and delivered pursuant to Section 2.01(b) of this Agreement, together with all extensions, renewals, refinancings or refundings, in whole or in part, as may be amended, modified, supplemented or restated from time to time.

“Security Agreements” means, collectively, (i) the Security Agreement made by the Borrowers for the benefit of the Bank, (ii) the Pledge Agreement, and (iii) each other agreement securing the Obligations or granting a Lien in favor of the Bank in respect of such Obligations, each dated of even date herewith and each as amended, modified, supplemented or restated from time to time.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Swap Obligation” means any Rate Management Obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.

“Termination Event” means (i) a Reportable Event, (ii) the termination of a single employer Plan or the treatment of a single employer Plan amendment as the termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a single employer Plan, or (iii) the institution of proceedings to terminate a single employer Plan by the PBGC under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any single employer Plan.

“Term Loan” is defined in Section 2.02(a) hereof.

“Term Loan Commitment” is defined in Section 2.02(a) hereof.

“Term Loan Commitment Fee” is defined in Section 2.07 hereof.

“Term Loan Facility Amount” means Eight Million Dollars ($8,000,000.00).

“Term Loan Maturity Date” means December 27, 2022.

“Term Loan Note” means the Term Loan Note of the Borrowers, executed and delivered pursuant to Section 2.02(a) of this Agreement, together with all extensions, renewals, refinancings or refundings, in whole or in part, as may be amended, modified, supplemented or restated from time to time.

“Transaction” means the transactions described on Schedule 1.1(B) attached hereto.

“UCC” means the Uniform Commercial Code or other similar Law as in effect on the date of this Agreement and as amended from time to time, of the Official Body having jurisdiction with respect to all or any portion of the Collateral granted or assigned to the Bank from time to time under or in connection with this Agreement or the other Loan Documents.

“Unfinanced Capital Expenditures” means a Capital Expenditure made from Borrowers’ internally generated cash flow.

“Unreimbursed Drawings” means drawings made under Letters of Credit that, for any reason, have not been reimbursed by or on behalf of the Borrowers, whether through borrowings of Loans hereunder or otherwise.

“Unused Facility Fee” is defined in Section 2.07 hereof.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.02        Construction and Interpretation.

(a)       Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural, the part the whole and “or” has the inclusive meaning represented by the phrase “and/or”. References in this Agreement to “judgments” of the Bank include good faith estimates by the Bank (in the case of quantitative judgments) and good faith beliefs by the Bank (in the case of qualitative judgments). The definition of any document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, restatements and amendments thereof. “Hereunder”, “herein”, “hereto”, “hereof”, “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation unless the context clearly indicates to the contrary; and any action required to be taken by the Borrowers is to be taken promptly, unless the context clearly indicates to the contrary.

(b)           Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation, where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that except as otherwise provided herein, all accounting terms used in Section 5.14 (and all defined terms used in the definition of any accounting terms used in Section 5.14) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the annual financial statements of Borrowers referred to in Section 5.01(a). In the event of any change after the date hereof in GAAP, and if such change would result in the inability to determine compliance with the financial covenants set forth in Section 5.14 based upon the Borrowers’ regularly prepared financial statements by reason of the preceding sentence, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would not affect the substance thereof, but would allow compliance therewith to be determined in accordance with the Borrowers’ financial statements at that time.

ARTICLE II

THE CREDIT FACILITIES

2.01        The Revolving Credit Facility Commitment.

(a)       Revolving Credit Loans. (i) Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Notes and the other Loan Documents, the Bank agrees (the “Revolving Credit Facility Commitment”) to make loans (a “Revolving Credit Loan” or the“Revolving Credit Loans”) to the Borrowers at any time or from time to time on or after the Closing Date and to and including the Business Day immediately preceding the Revolving Credit Expiry Date in an aggregate principal amount which shall not exceed at any one time outstanding the Revolving Credit Facility Amount, less the amount available to be drawn on all unexpired Letters of Credit, and less all Unreimbursed Drawings. Within the limits of time and amounts set forth in this Section 2.01, and subject to the other provisions of this Agreement including, without limitation, the Bank’s right to demand repayment of the Revolving Credit Loans upon the occurrence of an Event of Default, the Borrowers may borrow, repay and reborrow under this Section 2.01.

(b)      Revolving Credit Note. The obligations of the Borrowers to repay the unpaid principal amount of the Revolving Credit Loans made to the Borrowers by the Bank and to pay interest on the unpaid principal amount thereof will be evidenced in part by a Revolving Credit Note of the Borrowers, dated the Closing Date, in form and substance satisfactory to the Bank. The executed Revolving Credit Note shall be delivered by the Borrowers to the Bank on the Closing Date.

(c)     Loan Requests. Except as otherwise provided herein, the Borrowers may from time to time prior to the Revolving Credit Expiry Date request the Bank to make Revolving Credit Loans. Except as otherwise provided herein, the Borrowers may from time to time prior to the Revolving Credit Expiry Date request the Bank to renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans. In each such case, the Borrowers shall deliver to the Bank a duly completed request substantially in the form of Exhibit A attached hereto or a request by telephone immediately confirmed in writing by letter, facsimile or email in such form (each, a “Loan Request”), it being understood that the Bank may rely on the authority of any individual making such a request without the necessity of receipt of such written confirmation, at the following times:

(i)         not later than 1:00 p.m., Pittsburgh, Pennsylvania time on the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Prime Rate Option applies;

(ii)         not later than 1:00 p.m., Pittsburgh, Pennsylvania time on the second (2nd) Business Day prior to the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the LIBOR Rate Option applies;

(iii)         not later than 1:00 p.m., Pittsburgh, Pennsylvania time on the last day of the applicable Interest Period with respect to the conversion of a Revolving Credit Loan from the LIBOR Rate Option to the Prime Rate Option; or

(iv)         not later than 1:00 p.m., Pittsburgh, Pennsylvania time on the second (2nd) Business Day prior to the proposed Borrowing Date with respect to (i) the conversion of a Revolving Credit Loan from the Prime Rate Option to the LIBOR Rate Option or (ii) the renewal of a Revolving Credit Loan to which the LIBOR Rate Option applies.

Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the amount of the proposed Revolving Credit Loans that are the subject of such request; (iii) whether the Prime Rate Option or the LIBOR Rate Option shall apply to the Revolving Credit Loans that are the subject of such request; and (iv) in the case of a tranche to which the LIBOR Rate Option applies, an appropriate Interest Period for the Loans comprising such Borrowing Tranche.

(d)      Making Revolving Credit Loans. Upon its receipt of a Loan Request to fund a Revolving Credit Loan, the Bank shall fund such Revolving Credit Loan to the Borrowers in U.S. Dollars and immediately available funds into the designated Borrower’s account at the Bank prior to 4:00 p.m., Pittsburgh, Pennsylvania time, on the applicable Borrowing Date.

(e)       Maximum Principal Balance of Revolving Credit Loans. The aggregate principal amount of all Revolving Credit Loans outstanding shall not exceed the Revolving Credit Facility Amount, less the amount available to be drawn on all unexpired Letters of Credit, and less all Unreimbursed Drawings.

(f)       Repayment of Revolving Credit Loans. The Borrowers shall pay interest on the outstanding principal amount of Revolving Credit Loans from and including the date on which each Revolving Credit Loan is made, to but not including the date the outstanding principal amount thereof is paid in full. Accrued interest on Revolving Credit Loans to which the LIBOR Rate Option applies shall be payable in arrears on the last day of each Interest Period for those Loans; provided, however, that the Borrowers shall pay interest not less frequently than quarterly. Accrued interest on Revolving Credit Loans to which the Prime Rate Option applies shall be payable monthly in arrears on the first day of each month, commencing on February 1, 2018 through and including December 1, 2022 and on the Revolving Credit Expiry Date. If not sooner paid, the entire principal balance of all outstanding Revolving Credit Loans, all unpaid accrued interest thereon and all other sums and costs owed to the Bank by the Borrowers pursuant to the Revolving Credit Loans, shall be immediately due and payable on the Revolving Credit Expiry Date, without notice, presentment or demand of any kind.

2.02        Term Loan.

(a)      Term Loan Commitment. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement, the Notes and the other Loan Documents, the Bank agrees (the “Term Loan Commitment”) to make a loan (the “Term Loan”) to the Borrowers on the Closing Date in a principal amount equal to the Term Loan Facility Amount. The Term Loan Commitment shall not be a revolving credit commitment, and upon repayment of any amount of principal of the Term Loan, the Borrowers may not reborrow the same hereunder.

(b)     Term Loan Note. The obligations of the Borrowers to repay the unpaid principal amount of the Term Loan and to pay interest on the unpaid principal amount thereof will be evidenced in part by the Term Loan Note of the Borrower, dated the Closing Date, in form and substance satisfactory to the Bank. The executed Term Loan Note shall be delivered by the Borrowers to the Bank on the Closing Date.

(c)     Repayment of Term Loan. Commencing on March 30, 2018 and on the last day of each June, September, December and March thereafter, through and including September 30, 2022, the Borrowers shall make a payment of principal on the Term Loan in the amount of Four Hundred Thousand Dollars ($400,000.00) based on a five-year amortization period. Accrued interest on the outstanding principal balance of the Term Loan shall be payable in arrears on the last day of each Interest Period; provided, however, that the Borrowers shall pay interest not less frequently than quarterly. The remaining unpaid principal balance of the Term Loan, together with accrued interest thereon, shall be due and payable in full on the Term Loan Maturity Date, without demand.

2.03        Letters of Credit.

(a)   Commitment to Issue Letters of Credit. Subject to the requirements set forth below, the Borrowers may use a portion of the Revolving Credit Facility Commitment, which portion shall not exceed the Letter of Credit Sublimit, for the purpose of causing the Bank to issue standby Letters of Credit for the account of any Borrower, provided that (i) the applicable Borrower shall execute and deliver a letter of credit application and reimbursement agreement, in forms acceptable to the Bank, and comply with any conditions to the issuance of such Letter of Credit (including payment of any applicable fees) set forth therein; (ii) the Bank approves the form of such Letter of Credit; (iii) such Letter of Credit bears an expiration date not later than one year after the date of issuance; (iv) the Bank receives a request for issuance not less than three (3) Business Days prior to the date of issuance (unless the Bank, in its sole and absolute discretion, agrees to shorter notice in any instance); (v) the purpose of such Letter of Credit shall be acceptable to the Bank; and (vi) the conditions set forth in Article IV hereof are fulfilled to the satisfaction of the Bank as of the date of the issuance of such Letter of Credit. During the time each Letter of Credit is issued and outstanding, the availability of advances under the Revolving Credit Facility Commitment shall be reduced by the face amount of such Letter of Credit (whether or not drawn).

(b)   Reimbursement Obligations. Borrowers are absolutely, unconditionally and irrevocably obligated, jointly and severally, to reimburse the Bank for all amounts drawn under each Letter of Credit. If any draft is presented under a Letter of Credit, the payment of which is required to be made at any time on or before the Revolving Credit Expiry date, then payment by the Bank of such draft shall constitute a Revolving Credit Loan (which shall be a Prime Rate Loan) hereunder and interest shall accrue from the date the Bank makes payment on such draft under such Letter of Credit; provided, however, that if there is not then any Revolving Credit Facility Amount in an amount at least equal to the amount of the draw, Borrowers shall immediately reimburse the Bank for any payments made by the Bank. If any draft is presented under a Letter of Credit, the payment of which is required to be made after the Revolving Credit Expiry Date or at the time when an Event of Default shall then be continuing, then Borrowers shall immediately pay to the Bank, in immediately available funds, the full amount of such draft together with interest thereon at the Prime Rate from the date on which the Bank makes such payment of such draft until the date it received full reimbursement for such payment from the Borrowers. Borrowers further agree that the Bank may reimburse itself for any such drawing at any time from the balance in any other account of any Borrower maintained with the Bank.

(c)  Limitation on Amount. The Bank shall not be obligated or permitted under this Section 2.03 to issue any Letter of Credit for the account of any Borrower, to the extent that the sum of (i) the amount that would be available to be drawn under the proposed Letter of Credit, plus (ii) the sum of all amounts available to be drawn under all outstanding Letters of Credit, plus (iii) any Unreimbursed Drawings, would exceed the lesser of (A) the Letter of Credit Sublimit, and (B) the excess of the Revolving Credit Facility Amount over the aggregate principal amount of Revolving Credit Loans outstanding.

(d)  Obligations Absolute. Borrowers obligations under this Section 2.03 (including any obligations to repay draws under Letters of Credit issued hereunder) shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment that any Borrower may have or have had against the Bank or any beneficiary of a Letter of Credit. Borrowers further agree that the Bank shall not be responsible for, and the Borrowers reimbursement obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, the beneficiary of any Letter of Credit or any financial institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of any Borrower against the beneficiary of any Letter of Credit or any such transferee. The Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Any action taken or omitted by the Bank under or in connection with each Letter of Credit and the related drafts and documents shall be binding upon Gumby’s and shall not result in any liability on the part of the Bank, unless the Bank violates any applicable Law regulating letters of credit.

(e)  Reliance by the Bank. The Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, email message, statement, order or other document believed by it to be genuine and correct and believed by it to have been signed, sent or made by the proper Person(s) and upon advice and statements of legal counsel, independent accountants and other experts selected by the Bank.

(f)  Fees. Borrowers shall pay to the Bank all of the Bank’s standard fees and charges for the opening, confirmation, amendment, modification, presentation or cancellation of a Letter of Credit and otherwise in respect of a Letter of Credit and shall execute all of the Bank’s standard agreements in connection with the issuance of each Letter of Credit. Without limiting the generality of the foregoing, Borrowers shall pay to the Bank a fee on the issuance of each letter of credit, such fee to be determined pursuant to the Pricing Grid attached hereto as Schedule 1.1(A).

(g)  Standard of Conduct. The Bank shall be entitled to administer each Letter of Credit in the ordinary course of business and in accordance with its usual practices, modified from time to time as it deems appropriate under the circumstances, and shall be entitled to use its discretion in taking or refraining from taking any action in connection herewith.

(h)  Cash Collateral Account. In the event that (i) the excess of (A) the amount of the Revolving Credit Facility Amount, over (B) the aggregate principal amount of the Revolving Credit Loans then outstanding is less than (ii) the aggregate undrawn and unexpired face amount of any outstanding Letters of Credit (to the extent such face amount is undrawn) and the aggregate face amount of any Unreimbursed Drawings for any reason (whether because the Revolving Credit Facility Amount has been reduced or terminated or otherwise), Borrowers shall forthwith pay to the Bank an amount equal to the excess of the amount described in clause (ii) above over the amount described in clause (i) above. Such amount shall be applied first, against any Unreimbursed Drawings and second, against the unpaid principal amount of any Revolving Credit Loans then outstanding, and the remainder shall be maintained by the Bank in an interest bearing cash collateral account in the name of and for the benefit of the Bank to secure the repayment of Borrowers’ obligation to reimburse the Bank for drafts drawn or that may be drawn under outstanding Letters of Credit until the earlier of (1) such time as all outstanding Letters of Credit have expired or been cancelled, and (2) the excess of the amount described in clause (ii) above over the amount described in clause (i) above no longer exists.

(i)           Obligations Secured. The obligations of Borrowers to the Bank in respect of Letters of Credit shall be guaranteed pursuant to the Loan Documents and shall be secured by the Collateral.

2.04        Interest Rates.

(a)           Interest Rate Options for Revolving Credit Loans. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Revolving Credit Loans as selected by it from the Prime Rate Option or LIBOR Rate Option set forth below applicable to the Revolving Credit Loans, it being understood that, subject to the provisions of this Agreement, the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Revolving Credit Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Revolving Credit Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than eight (8) Borrowing Tranches in the aggregate among all of the Loans. The Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:

(i)         Revolving Credit Prime Rate Option. A fluctuating rate per annum (computed on the basis of a 365 or 366-day year, as the case may be, counting the actual days elapsed) equal to the Prime Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate; or

(ii)        Revolving Credit LIBOR Rate Option. A rate per annum (computed on the basis of a 360-day year, counting the actual days elapsed) equal to the LIBOR Rate as determined for each applicable Interest Period, plus the Applicable Margin.

(b)           Interest on Term Loan. The Borrowers shall pay interest on the Term Loan at a rate per annum (computed on the basis of a 360-day year, counting the actual days elapsed) equal to the Applicable Rate.

(c)           Rate Quotations. The Borrowers may request from the Bank an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Bank, nor shall it affect the rate of interest which thereafter is actually in effect when the election is made.

(d)          Interest Periods. At any time when the Borrowers shall select, convert to or renew a LIBOR Rate Option, the Borrowers shall notify the Bank thereof at least two (2) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

(i)       Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of Fifty Thousand Dollars ($50,000.00) and not less than Fifty Thousand Dollars ($50,000.00).

(ii)     Renewals. In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

(e)           Interest after Default. To the extent permitted by Law, upon the occurrence of an Event of Default, and until such Event of Default shall have been cured or waived, the Borrowers may not select, request, convert to, or renew the LIBOR Rate Option for any Loans, and

(i)         Interest Rates. The rate of interest for each Loan otherwise applicable pursuant hereto, shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the applicable Prime Rate Option plus an additional two percent (2%) per annum (the “Default Rate”), and the Loans to which the LIBOR Rate Option applies shall automatically convert to the applicable Prime Rate Option at the end of the then-current Interest Period and no Loans may be made as, renewed or converted into Loans to which the LIBOR Rate Option applies.

(ii)         Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at the Default Rate from the time such Obligation becomes due and payable and until it is paid in full; and

(iii)       Acknowledgment. The Borrowers acknowledge that the increase in rates referred to in this Section reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Bank is entitled to additional compensation for such risk; and all such interest shall be payable by the Borrowers upon demand by the Bank.

(f)           Libor Rate Unascertainable;Illegality; Increased Costs; Deposits Not Available.

(i)        Unascertainable. If on any date on which a LIBOR Rate would otherwise be determined, the Bank shall have determined that: (A) adequate and reasonable means do not exist for ascertaining such LIBOR Rate; or (B) a contingency has occurred which materially and adversely affects the London interbank Eurodollar market relating to the LIBOR Rate, then the Bank shall have the rights specified in Section 2.03(g).

(ii)         Illegality; Increased Costs; Deposits Not Available. If at any time the Bank shall have determined that:

(A)        the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by the Bank in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or

(B)         such LIBOR Rate Option will not adequately and fairly reflect the cost to the Bank of the establishment or maintenance of any such Loan, or

(C)         after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to the Bank with respect to such Loan, or to banks generally, in the interbank Eurodollar market, then the Bank shall have the rights specified in Section 2.04(g).

(g)           Bank’s Rights. In the case of any event specified in Section 2.09(f) above, the Bank shall promptly so notify the Borrowers thereof. Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of the Bank to allow the Borrowers to select, convert to or renew a LIBOR Rate Option shall be suspended until the Bank shall have later notified the Borrowers of the Bank’s determination that the circumstances giving rise to such previous determination no longer exist. If at any time the Bank makes a determination under Section 2.04(f) and the Borrowers shall have previously notified the Bank of its selection of, conversion to or renewal of a LIBOR Rate Option, as applicable, and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Prime Rate Option otherwise available with respect to such Loans. If the Bank notifies the Borrowers of a determination under Section 2.04(f)(ii), the Borrowers shall, subject to the Borrower’s indemnification Obligations under Section 2.11, as to any Loan of the Bank to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Prime Rate Option otherwise available with respect to such Loan or prepay such Loan. Absent due notice from the Borrowers of conversion or prepayment in the case of any event specified in Section 2.04(f) above, such Loan shall automatically be converted to the Prime Rate Option otherwise available with respect to such Loan upon such specified date.

(h)           Interest Laws. Notwithstanding any provisions to the contrary contained in this Agreement or any other Loan Document, the Borrowers shall not be required to pay, and the Bank shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by applicable Law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any other Loan Document, then, in such event: (1) the provisions of this subsection shall govern and control; (2) the Borrowers shall not be obligated to pay any Excess Interest; (3) any Excess Interest that the Bank may have received hereunder shall be, at the Bank’s option, (a) applied as a credit against the outstanding principal balance of the Loans or accrued and unpaid interest (not to exceed the maximum amount permitted by Law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable Law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) the Borrowers shall not have any action against the Bank for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Loan is calculated at the Maximum Rate rather than the Applicable Rate under this Agreement, and thereafter such Applicable Rate becomes less than the Maximum Rate, the rate of interest payable on such Loan shall remain at the Maximum Rate until the Bank shall have received the amount of interest which the Bank would have received during such period on such Loan had the rate of interest not been limited to the Maximum Rate during such period.

2.05           Selection of Interest Rate Options.

If the Borrowers fail to select an Interest Rate Option or Interest Period to apply to any new Revolving Credit Loan in accordance with the provisions of Section 2.03, the Borrowers shall be deemed to have elected the LIBOR Rate Option for a one-month Interest Period. If the Borrowers fail to select a new Interest Rate Option or Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 2.03, the Borrowers shall be deemed to have continued such Borrowing Tranche under the LIBOR Rate Option for an Interest Period of the same duration as the expiring Interest Period.

2.06        Late Charge.

If any payment of principal of, or interest on, any Note is not paid within fifteen (15) days of the date when due, the Borrowers shall pay to the Bank any late charge in the amount of five percent (5%) of the regular payment or portion thereof that remains unpaid for more than fifteen (15) days beyond the due date. The minimum late charge amount is Twenty-Five Dollars ($25.00). This charge will be due and payable within five (5) days after written notice thereof from the Bank to the Borrower.

2.07        Fees and Expenses.

(a)       Commitment Fees. The Borrowers shall pay to the Bank on the Closing Date: (i) a non-refundable commitment fee in respect of the Revolving Credit Facility Commitment in the amount of Twenty Thousand Dollars ($20,000.00) (the “Revolving Credit Facility Commitment Fee”); and (ii) a non-refundable commitment fee in respect of the Term Loan Commitment in the amount of Eighty Thousand Dollars ($80,000.00) (the “Term Loan Commitment Fee”). The Commitment Fees shall have been fully earned by the Bank by its commitment to make and the closing of the Loans and shall not be subject to reduction or refund for any reason whatsoever.

(b)      Unused Facility Fee. Accruing from the Closing Date until the Revolving Credit Expiry Date, the Borrowers shall pay to the Bank, as consideration for Revolving Credit Facility Commitment hereunder, a non-refundable commitment fee (the “Unused Facility Fee”) determined pursuant to the Pricing Grid attached hereto as Schedule 1.1(A) on the average daily difference between the amount of (i) the Revolving Credit Facility Amount and the (ii) the sum of the Revolving Credit Loans outstanding, computed on a quarterly basis, in arrears, on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Bank. The Unused Facility Fee shall be payable in arrears on the first Business Day of April, 2018, with respect to the quarter ending on March 31, 2018, and on the first Business Day of each July, October January and April thereafter with respect to the immediately preceding quarter, and on the Revolving Credit Expiry Date or upon acceleration of the Revolving Credit Note.

(c)      Expenses. The Borrowers agree to pay, upon demand, costs of collection of all amounts due under the Loans and under this Agreement, including, without limitation, principal, interest and fees, or in connection with the enforcement of, or realization on, any security for the Loans, including, without limitation, to the extent permitted by applicable law, reasonable attorneys’ fees and expenses.

2.08       Payments; Prepayments.

(a)    General. All payments and prepayments to be made in respect of principal, interest, fees or other amounts due from the Borrowers under this Agreement or under the Notes shall be paid to the Bank in United States Dollars, in immediately available funds. The sum or sums shown on the Bank’s records shall be evidence of the correct unpaid balances of principal and interest on the Loans, absent manifest error. If any payment comes due on a day that is not a Business Day, the Borrowers may make the payment on the first Business Day following the payment date and pay the additional interest accrued to the date of payment. The Bank may in its discretion deduct such payments from any of the Borrower’s demand or deposit accounts with the Bank on the due date. All such payments shall be applied at the option of the Bank to accrued and unpaid interest, outstanding principal and other sums due under the Loans in such order as the Bank, in its sole discretion, shall elect. All such payments shall be made absolutely net of, without deduction or offset for, and altogether free and clear of, any and all present and future taxes, levies, deductions, charges and withholdings and all liabilities with respect thereto, excluding income and franchise taxes imposed on the Bank under the Laws of the United States or any state or political subdivision thereof. If the Borrowers are compelled by Law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges, or withholdings (collectively, the “Required Deductions”), the Borrowers will pay to the Bank an additional amount equal to the sum of (i) the aggregate amount of all Required Deductions and (ii) the aggregate amount of United States, federal or state income taxes required to be paid by the Bank in respect of the Required Deductions.

(b)          Voluntary Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Bank no later than 11:00 a.m. at least three Business Days prior thereto in the case of LIBOR Rate Loans and at least one Business Day prior thereto in the case of Prime Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of the Term Loan or the Revolving Credit Loan, and whether such prepayment is of LIBOR Rate Loans or Prime Rate Loans; provided, however any prepayment of LIBOR Rate Loans pursuant to this Section 2.08(b) shall be in an integral multiple of Fifty Thousand Dollars ($50,000.00), or, if less, the entire principal amount thereof then outstanding. If a LIBOR Rate Loan is prepaid pursuant to this Section 2.08(b) on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.12. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Each prepayment of the Loans under this Section 2.08(b) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(c)           Mandatory Prepayments.

(i)         If any Indebtedness shall be incurred by the Borrowers (excluding any Indebtedness permitted to be incurred pursuant to Section 6.02 hereof), or any Equity Interests shall be issued by the Borrowers (other than Equity Interests (A) issued in connection with an Acquisition approved by the Bank, or (B) issued in connection with the redemption of the Equity Interest of a member of any Borrower otherwise permitted pursuant to this Agreement), then, in each case, within one Business Day of the date of receipt by a Borrower of the Net Cash Proceeds therefrom, the Borrower shall remit to the Bank an amount equal to 100% of such Net Cash Proceeds, to be applied as set forth in Section 2.08(c)(iv) hereof. The remittance of such net cash proceeds shall not be deemed to be a waiver of any Event of Default that may occur as a result of the Borrower’s incurring of such Indebtedness or issuing such Equity Interests.

(ii)         If on any date a Borrower shall receive Net Cash Proceeds from any Asset Sale or Recovery Event, then, unless a Reinvestment Notice shall be delivered in respect to any such Recovery Event, within five Business Days of the date of receipt by the Borrowers of such Net Cash Proceeds, the Borrowers shall remit to the Bank, in each case, an amount equal to 100% of such Net Cash Proceeds, to be applied as set forth in Section 2.08(c)(iv) hereof; provided, however, that, notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Borrowers may reinvest all or any portion of such Net Cash Proceeds in operating assets used or useful in the Borrower's business so long as the Borrowers shall have delivered the requisite Reinvestment Notice and, within 180 days following receipt of such Net Cash Proceeds, the Borrowers shall have consummated the purchase of such replacement assets (as certified by the Borrowers in writing to the Bank); provided, further, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in Section 2.08(c)(iv). The remittance of the Net Cash Proceeds from such Asset Sale shall not be deemed to be a waiver of any Event of Default that may occur as a result of such Asset Sale.

(iii)           If the audited financial statements for any one or more of the fiscal years ending December 31, 2018, 2019 and 2020 show Excess Liquidity, then Borrower shall pay to the Bank on the relevant Excess Liquidity Application Date, in each case, an amount equal to 100% of the Excess Liquidity for such year, to be applied as set forth in Section 2.08(c)(iv); provided, however, that the Borrowers shall not be required to make any single payment pursuant to this Section 2.08(c)(iii) in excess of One Million Sixty-Six Thousand Six Hundred Sixty-Six and 67/100 Dollars ($1,066,666.67), regardless of whether Excess Liquidity for any applicable year exceeds such amount; and provided further that the Borrowers shall not be required to make aggregate payments pursuant to this Section 2.08(c)(iii) in excess of Three Million Two Hundred Thousand Dollars ($3,200,000.00); and provided further that the Borrowers shall not be required to make a payment pursuant to this Section 2.08(c)(iii) if the Term Loan has been repaid in full.

(iv)             Net Cash Proceeds required to be paid to the Bank pursuant to this Section 2.08(c) shall be applied to the principal installments due pursuant to the Term Loan Note, in inverse order of maturity, and accrued interest thereon to the date of payment, until the Term Loan has been repaid in full.

2.09        Loss of Margin.

In the event that any Law or the interpretation or application thereof by any Official Body or the compliance with any guideline or request of any central bank or other Official Body (whether or not having the force of Law):

(a)       subjects the Bank to any tax with respect to any amounts payable under this Agreement, the Notes or the other Loan Documents by the Borrowers or otherwise with respect to the transactions contemplated under this Agreement, the Notes or the other Loan Documents (except for taxes on the overall net income of the Bank imposed by the United States of America or any political subdivision thereof), or

(b)       imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, capital maintenance or similar requirement against assets held by, or deposits in or for the account of, or Loans or advances or commitment to make Loans or advances by the Bank, or

(c)        imposes upon the Bank any other condition with respect to the Loans or commitment to make Loans made under this Agreement,

and the result of any of the foregoing is to materially increase the costs of the Bank, reduce the income receivable by or return on equity of the Bank or impose any material expense upon the Bank with respect to any Loan or commitments to make any Loan under this Agreement, the Bank shall so notify the Borrowers in writing. The Borrowers agree to pay the Bank the actual amount of any such increase in cost, reduction in income, reduced return on equity or additional expense within ten (10) days after presentation by the Bank of a statement concerning such increase in cost, reduction in income, reduced return on equity or additional expense. Such statement shall set forth a brief explanation of the amount and the Bank’s calculation of the amount, which statement shall be conclusively deemed correct absent manifest error. If the amount set forth in such statement is not paid within ten (10) days after such presentation of such statement, interest will be payable on the unpaid amount at the Default Rate from the due date until paid (before and after judgment).

2.10           Loan Account.

The Bank shall open and maintain in its books and records, including computer records, in accordance with its customary procedures, a loan account (the “Loan Account”) in the name of the Borrowers in which shall be recorded the date and amount of each Loan made by the Bank and the date and amount of each payment and prepayment in respect thereof. The Bank shall record in the Loan Account the principal amount of the Loans owing to the Bank from time to time. Except in the case of manifest error in computation, the Loan Account will be conclusive and binding on the Borrowers as to the accuracy of the information contained therein. Failure by the Bank to make any such notation or record shall not affect the obligations of the Borrowers to the Bank with respect to the Loans.

2.11        Security.

The Obligations shall be secured by, among other things (a) the Security Agreement and all UCC-1 financing statements and other similar instruments executed and recorded with respect thereto, (b) any Guaranty Agreement that may hereafter be executed and delivered.

2.12        Indemnity.

In addition to the compensation or payments required by Section2.09, the Borrowers shall indemnify the Bank against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which the Bank sustains or incurs as a consequence of any:

(a)       Payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic, and whether or not such payment or prepayment is then due);

(b)        Attempt by the Borrowers to revoke (expressly, by later inconsistent notices or otherwise) in whole or in part any Loan Request; or

(c)       Default by the Borrowers in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrowers to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder.

If the Bank sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by the Bank (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as the Bank shall deem reasonable) to be necessary to indemnify the Bank for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to the Bank ten (10) Business Days after such notice is given.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Borrower hereby represents and warrants to the Bank as follows:

3.01       Organization and Qualification; No Subsidiaries.

Libsyn is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is duly qualified or licensed to do business, and is in good standing in, all jurisdictions in which the ownership of its properties or the nature of its activities, or both, makes such qualification necessary. Each of Webmayhem and Pair Networks is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly qualified or licensed to do business, and is in good standing in, all jurisdictions in which the ownership of its properties or the nature of its activities, or both, makes such qualification necessary Neither Webmayhem nor Pair Networks has any subsidiaries, and neither holds any Equity Interest in any other Person. Libsyn has no subsidiaries and holds no Equity Interest in any other Person other than Webmayhem and Pair Networks.

3.02           Authority; Power to Carry on Business; Licenses.

(a)           Each Borrower has all requisite corporate power and authority to make the borrowings provided for herein, to execute and deliver this Agreement and the Notes in evidence of such borrowings and the other Loan Documents to which it is a party and to grant and convey the Liens contemplated under the Security Agreement and the other Loan Documents to which it is a party, and all such action has been duly and validly authorized by all necessary proceedings on its part.

(b)           Each Borrower has all requisite power and authority to own and operate its properties and to carry on the business as now conducted and as presently planned to be conducted. Each Borrower has all licenses, permits, consents and governmental approvals or authorizations necessary to carry on its business as now conducted or as presently planned to be conducted.

3.03       Execution and Binding Effect.

Each of the Loan Documents has been duly and validly executed and delivered by or on behalf of the Borrower that is a party thereto, and each such Loan Document constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

3.04       Absence of Violations.

Neither the execution and delivery of this Agreement or the other Loan Documents, the consummation of the transactions contemplated in any of them, nor the performance of or compliance with the terms and conditions hereof or thereof will (a) violate any Law, (b) conflict with or result in a breach of or a default under the articles of incorporation, certificate of organization, by-laws or operating agreement (as applicable) of the Borrower, (c) conflict with or result in a breach of or a default under any agreement or instrument to which any Borrower is a party or by which it or any of its properties (now owned or acquired in the future) may be subject or bound or (d) result in the creation or imposition of any Lien upon any property (owned or leased) of any Borrower (other than the Liens created by the Security Agreement or the other Loan Documents in favor of the Bank).

3.05       Authorizations and Filings.

No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with the execution and delivery of this Agreement or the other Loan Documents, the consummation of the transactions contemplated herein or therein, or the performance of or compliance by the Borrowers with the terms and conditions hereof or thereof except for those already obtained and recordings or filings in connection with the Liens granted to the Bank pursuant to the Loan Documents.

3.06       Ownership and Control.

Schedule 3.06 sets forth the authorized and outstanding equity capital of each Borrower. All of the issued and outstanding equity securities in each Borrower are fully paid and nonassessable. Except as set forth on Schedule 3.06, there are no other Equity Interests outstanding of any Borrower, there is no obligation of any Borrower to issue any such Equity Interest, and there are no options, warrants or other rights outstanding to purchase any Equity Interest in any Borrower, or any other instrument convertible into an Equity Interest in any Borrower. Webmayhem and Pair Networks are wholly-owned subsidiaries of Libsyn. The stock of Libsyn is publicly-traded in the over-the-counter market.

3.07        Officers, Directors and Business.

Schedule 3.07 sets forth, as of the Closing Date (i) the names of all officers and directors of the Borrower, and (ii) a description of the business of each Borrower as presently conducted and as presently planned to be conducted.

3.08        Title to Property.

Each Borrower owns good and marketable title to the Collateral held in its name. None of the Collateral is subject to any Lien, except for Permitted Liens and Liens in favor of the Bank. Each Borrower has received all assignments, waivers, consents, bills of sale and other documents and instruments necessary to establish, protect and perfect its right, title and interest in and to all of the Collateral.

3.09        Financial Information.

The financial information provided by the Borrowers to the Bank is accurate and complete and has been prepared in accordance with GAAP, consistently applied (except with respect to any interim financial statements, to the extent such statements are subject to normal year-end adjustments and do not include any notes). The Borrowers have made full and true disclosure of all pertinent financial and other material information in connection with the transactions contemplated hereby. Section 2.05 of the Purchase Agreement contains certain representations and warranties of the Seller concerning the historical financial statements of Pair Networks. The Borrowers have no knowledge that such representations and warranties are untrue in any material respect.

3.10        Taxes.

All tax returns required to be filed by the Borrowers have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon each Borrower or upon any of its properties, income, sales or franchises which are due and payable have been paid. The reserves and provisions for taxes on the books of each Borrower are adequate for all open years and for its current fiscal period. The Borrowers know of no proposed additional assessment or basis for any assessment for additional taxes (whether or not reserved against).

3.11        Contracts.

The Borrowers are not in default of the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material contractual obligation, and no condition exists which, with the giving of notice of the lapse of time or both, would constitute such a default.

3.12        Litigation.

There is no pending, contemplated or, to the knowledge of any Borrower, threatened action, suit or proceeding by or before any Official Body against or affecting any Borrower or any of the Collateral.

3.13        Laws.

The Borrowers are not in violation of any Law, which violation would reasonably be expected to have a Material Adverse Effect.

3.14        ERISA.

(a) Each Plan has been and will be maintained and funded in all material respects in accordance with its terms and with all provisions of ERISA and other applicable Laws; (b) no Reportable Event has occurred and is continuing with respect to any Plan; (c) no liability to the PBGC has been incurred with respect to any Plan, other than for premiums due and payable; (d) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and there exists no intent to terminate or institute proceedings to terminate any Plan; (e) no withdrawal, either complete or partial, has occurred or commenced with respect to any multi-employer Plan, and there exists no intent to withdraw either completely or partially from any multi-employer Plan; and (f) there has been no cessation of, and there is no intent to cease, operations at a facility or facilities where such cessation could reasonably be expected to result in a separation from employment of more than twenty percent (20%) of the total number of employees who are participants under a Plan.

3.15        Patents, Licenses, Franchises.

Except as set forth on Schedule 3.15, each Borrower owns or possesses the legal right to use all of the patents, trademarks, service marks, trade names, copyrights, licenses, franchises and permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and as presently planned to be conducted.

3.16        Use of Proceeds.

The Borrowers shall use the proceeds of the Revolving Credit Loans to provide financing for the Transaction and for working capital and other general corporate purposes. The Borrowers shall use the proceeds of the Term Loan to provide financing for the Transaction.

3.17        Margin Stock.

The Borrowers will not borrow under this Agreement for the purpose of buying or carrying any “margin stock”, as such term is used in Regulation U and related regulations of the Board of Governors of the Federal Reserve System, as amended from time to time. The Borrowers do not own any “margin stock”. The Borrowers are not engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing under this Agreement will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock”.

3.18        No Material Adverse Change.

Since the date of the most recent financial statements delivered by the Borrowers to the Bank, there has been no Material Adverse Change.

3.19        Security Interest.

The security interests in the personal property granted to the Bank pursuant to the Security Agreement (collectively, the“Collateral”) (i) will, after the filing of all necessary financing statements, constitute and will continue to constitute perfected security interests under the UCC (or other applicable Law) entitled to all of the rights, benefits and priorities provided by the UCC (or other applicable Law) and (ii) except as otherwise permitted under Section 6.01 this Agreement, will be and will continue to be superior and prior to the rights of all third parties existing on the date of this Agreement or arising after the date of this Agreement whether by Lien or otherwise, to the full extent provided by Law. All such action as is necessary or advisable to establish such rights of the Bank has been taken or will be taken at or prior to the time required for such purpose and there will be upon execution and delivery of the Loan Documents no necessity of any further action in order to preserve, protect and continue such rights except the filing of continuation statements and continued possession or control by the Bank of the Collateral delivered to it as required by the UCC (or other applicable Law). All filing fees and other expenses in connection with each such action shall be paid by the Borrowers and the Bank shall be reimbursed by the Borrowers for any such fees and expenses incurred by the Bank.

3.20        Labor Controversies.

There are no labor controversies pending or, to the knowledge of any Borrower, threatened against any Borrower.

3.21        Solvency.

After giving effect to the transactions contemplated by this Agreement and the Loan Documents and the making of Loans hereunder, each Borrower shall be Solvent.

3.22       Anti-Terrorism Laws.

(a)           Neither any Borrower nor any Affiliate of any Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)           Neither any Borrower nor any Affiliate of any Borrower, nor any agent acting or benefiting any Borrower or any Affiliate of any Borrower in any capacity in connection with the Loans or other transactions hereunder, is any of the following (each, a “Blocked Person”):

(i)           a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)          a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)          a Person with which the Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)         a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)          a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)         a Person who is affiliated or associated with a person or entity listed above.

(c)       Neither any Borrower nor any agent of any Borrower acting in any capacity in connection with the Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

3.23       Governmental Regulation.

No Borrower is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur Indebtedness for borrowed money.

3.24       Accurate and Complete Disclosure; Continuing Representations and Warranties.

No representation or warranty made by any Borrower under this Agreement, and no statement made by any Borrower in any financial statement, certificate, report, exhibit or document furnished to the Bank pursuant to or in connection with this Agreement or any other Loan Document, is false or misleading in any material respect (including by omission of any information necessary to make such representation, warranty or statement not misleading). No Borrower is aware of any facts which have not been disclosed to the Bank in writing that would reasonably be expected to have a Material Adverse Effect. The representations and warranties set forth herein are to survive the delivery of the Loan Documents and the making of the Loans hereunder.

ARTICLE IV

CONDITIONS OF LENDING

The obligation of the Bank to make any Loan is subject to the satisfaction of the following conditions:

4.01        Representations and Warranties; Events of Default and Potential Defaults.

The representations and warranties contained in Article III shall be true and correct on and as of the date of the making of each Loan (except to the extent such representation or warranty refers to an earlier date, in which case, such representation or warranty shall be true and correct as of such earlier date). On the date of any Loan, no Event of Default and no Potential Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Loan to be made on such date. Each request by the Borrowers for any Loan shall constitute a representation and warranty by the Borrowers that the conditions set forth in this Section 4.01 have been satisfied as of the date of such request. The failure of the Bank to receive notice from the Borrowers to the contrary before such Loan is made shall constitute a further representation and warranty by the Borrowers that the conditions referred to in this Section 4.01 have been satisfied as of the date such Loan is made.

4.02        Loan Documents.

On the Closing Date, the Loan Documents, satisfactory in terms, form and substance to the Bank in its sole discretion, shall have been executed and delivered to the Bank and shall be in effect and all filings contemplated thereby shall have been made. The Borrowers shall also deliver or cause to be delivered such other instruments, documents and certificates as the Bank or its counsel shall reasonably require.

4.03        UCC Financing Statements.

On or before the Closing Date, each UCC-1 financing statement (or other similar required filings) to be filed pursuant to the Security Agreement shall have been filed.

4.04        Other Documents and Conditions.

On or before the Closing Date, the following documents and conditions shall have been delivered to the Bank or satisfied by or on behalf of the Borrower:

(a)       Certified Copies of Organizational Documents.

(i)           A certified copy of the articles of incorporation or certificate of formation (as applicable) of each Borrower, certified by the Secretary of State of the state in which the Borrower was organized, shall have been delivered to the Bank.

(ii)           A copy of bylaws or operating agreement (as applicable) of the Borrower, certified by an authorized officer of the Borrower, shall have been delivered to the Bank.

(b)       Good Standing Certificates. A good standing certificate from the state in which each Borrower was organized and from each other jurisdiction in which the Borrower is registered to do business shall have been delivered to the Bank.

(c)       Proceedings and Incumbency. The Bank shall have received a certificate in form and substance satisfactory to the Bank, dated the Closing Date, of an authorized officer of the Borrowers, certifying as to (i) resolutions of the directors or managers of each Borrower authorizing (A) the Borrower to enter into this Agreement and the other Loan Documents to which it is a party;and (B) the confession of judgment provisions of such documents; (ii) incumbency; (iii) no amendments to the organizational documents of the Borrower; (iv) the exact legal name of the Borrower; (v) all fictitious and trade names of the Borrower, if any; (vi) the entity identification number of the Borrower; and (vii) the tax identification number of the Borrower. The Bank may conclusively rely on such certification unless and until a later certificate revising a prior certificate has been furnished to the Bank.

(d)      Insurance. The Bank shall have received evidence, in form and substance satisfactory to the Bank, that the business and all assets of the Borrowers are adequately insured and that the Bank has been named as additional insured, lender’s loss payee, as its interests may appear, entitled to thirty (30) days’ prior written notice of cancellation or modification, on all such policies of insurance.

(e)       No Material Adverse Change. No Material Adverse Change shall have occurred since the date of the most recent financial statements delivered to the Bank with respect to the Borrower. No contingency shall have occurred which the Bank, in its sole discretion, shall determine materially and adversely affects the financial markets

(f)       Lien Searches. The Bank shall have received: (i) UCC Lien Searches with respect to the Borrowers (at the state level only) in each Borrower’s jurisdiction of formation, and (ii) tax lien searches (at the state and county levels) with respect to each Borrower in its jurisdiction of formation.

(g)      Termination Statements; Release Statements and Satisfaction Pieces. The Bank shall have received evidence satisfactory to the Bank that all necessary termination statements, release statements, mortgage satisfaction pieces and any other types of releases in connection with any and all Liens with respect to the Borrowers that are not permitted pursuant to Section 6.01 hereof have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable), all in form and substance satisfactory to the Bank.

(h)      Compliance Certificate. The Bank shall have received a Compliance Certificate dated as of the Closing Date, in the form attached as Exhibit B hereto, executed by the appropriate officer of the Borrowers, stating that no Event of Default or Potential Default exists and that Borrowers are in compliance with all applicable covenants contained in this Agreement. For purposes of clarity, Borrowers shall not be required to calculate the Fixed Charges Coverage Ratio for purposes of such Closing Date Compliance Certificate. The Borrowers’ Cash Balance shown on such Closing Date Compliance Certificate shall be used to establish the Applicable Margin and the Unused Facility Fee until the Compliance Certificate for the fiscal quarter ending March 31, 2018 is delivered.

(i)       Capital Structure. The Bank shall have completed its review of the Borrowers’ capital structure as of the Closing Date, all books and records and governing documents of the Borrowers as the Bank may determine, all of which the Bank shall have determined to be satisfactory in its sole discretion.

(j)       Opening Date Balance Sheet. The Borrowers shall have delivered a balance sheet as of the Closing Date demonstrating to the satisfaction of the Bank in its reasonable judgment that Borrowers cash balance on the Closing Date is not less than Two Million Dollars ($2,000,000.00), of which not less than One Million Five Hundred Thousand Dollars ($1,500,000.00) is on deposit in one or more accounts maintained at the Bank.

(k)       Operating Accounts. The Borrowers shall have established their primary operating accounts with the Bank; provided, however, that for a period of up to six (6) months after the Closing Date, the Borrowers may maintain in one or more accounts at Citizens Bank of Pennsylvania, S&T Bank and/or PNC Bank, National association up to Seven Hundred Fifty Thousand Dollars ($750,000.00) in cash, in order to settle activity in those accounts.

(l)       Purchase Agreement. The Bank shall have received a fully executed copy of the Purchase Agreement and all other documents and instruments executed and delivered in connection with the Transaction, all in form and substance satisfactory to the Bank.

(m)      Pair Networks Due Diligence. The Bank shall have completed its accounting and tax review, and received a quality of earnings report, and such customer surveys and other business due diligence as may be requested by the Bank, the results of which the Bank shall have determined to be satisfactory in its reasonable discretion. The Bank shall have received copies of the audited financial statements for Pair Networks for the fiscal years ending December 31, 2015 and December 31, 2016.

(n)        Opinion of Counsel. The Bank shall have received an opinion of counsel to the Borrower, dated the Closing Date, in form and substance satisfactory to the Bank in its sole and absolute discretion.

4.05       Details, Proceedings and Documents.

On the Closing Date, all legal details and proceedings in connection with the transactions contemplated to occur pursuant to this Agreement shall be satisfactory to the Bank and the Bank shall have received all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to the Bank, as the Bank may request from time to time.

4.06       Fees and Expenses.

The Borrowers shall have paid all fees and charges as required for the Closing and relating to the Closing, including Commitment Fees, the Bank’s legal fees and costs and all other costs and expenses incurred by the Bank in connection with the transactions contemplated to occur pursuant to this Agreement.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees with the Bank as follows:

5.01       Reporting and Information Requirements.

The Borrowers shall deliver or shall cause to be delivered the following documents to the Bank in such detail as reasonably requested by the Bank:

(a)           Annual Financial Statements. As soon as practicable, and in any event within ninety (90) days after the close of each fiscal year of the Borrowers, the Borrowers shall furnish to the Bank statements of income, retained earnings and cash flow of the Borrowers for such fiscal year and a balance sheet of Borrowers as of the close of such fiscal year, and notes to each, all in reasonable detail. Such statements and balance sheet shall be audited by an independent certified public accounting firm selected by the Borrowers and reasonably acceptable to the Bank, and shall set forth in comparative form the corresponding figures for the preceding fiscal year, and shall be prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur). The report of such accountants shall be free of exception or qualifications not acceptable to the Bank and shall in any event contain a written statement of such accountants substantially to the effect that such accountants examined such statements and balance sheet in accordance with generally accepted auditing standards.

(b)           Quarterly Reports of the Borrower. As soon as practicable, and in any event within forty-five (45) days after the end of each quarter, the Borrowers will furnish to the Bank unaudited statements of income, retained earnings and cash flow of the Borrowers for such quarter and for the portion of the fiscal year to the end of such quarter, and an unaudited balance sheet of Borrowers as of the close of such quarter, all in reasonable detail. All such income statements and balance sheets shall be prepared by Borrowers and certified by the appropriate officer of Borrowers as presenting fairly the financial position of Borrowers as of the end of such period and the results of its operations for such period, in conformity with GAAP applied in a manner consistent with that of the most recent audited financial statements of Borrowers furnished to the Bank.

(c)       Compliance Certificate. Concurrently with the delivery of the financial statements required to be delivered pursuant to Sections 5.01(a) and (b) hereof, the Borrowers shall deliver to the Bank a compliance certificate, in the form attached as Exhibit B hereto, executed by the appropriate officer of the Borrowers, stating that no Event of Default or Potential Default exists and that Borrowers are in compliance with all applicable covenants contained in this Agreement. Such certificate shall include all figures necessary to calculate the Borrowers’ compliance with all financial covenants set forth in this Agreement. If an Event of Default or Potential Default has occurred and is continuing or exists, such certificate shall specify in detail the nature and period of existence of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrowers with respect thereto.

(d)       Visitation; Audits and Field Exams. The Borrowers shall permit or shall cause to be permitted such persons as the Bank may designate, upon reasonable prior written notice, to visit and inspect any of the properties of the Borrower, to examine, and to make copies and extracts from, the books and records of the Borrowers and to discuss the Borrowers’ affairs with its officers, managers and independent accountants during normal business hours. Each Borrower shall and hereby does authorize its officers, managers, employees and independent accountants to discuss with the Bank its affairs. The Bank may conduct such audits and field exams at its discretion and as often as it reasonably deems necessary. The Borrowers shall pay all reasonable costs incurred in connection with conducting such audits and field exams; provided, however, that so long as no Event of Default or Potential Default has occurred and is then continuing, the Borrowers shall not be required to pay the costs incurred in connection with conducting more than one (1) such audit or field exam in any fiscal year. If an Event of Default or Potential Default has occurred and is continuing, the Borrowers shall reimburse the Bank all reasonable costs incurred by the Bank in connection with any and all such audits and field exams.

(e)       Notice of Event of Default. Immediately upon becoming aware of an Event of Default or Potential Default, the Borrowers shall give the Bank notice of the Event of Default or Potential Default, together with a written statement signed on behalf of the Borrowers setting forth the details of the Event of Default or Potential Default and any action taken or contemplated to be taken by the Borrowers with respect thereto.

(f)       Notice of Material Adverse Change. Immediately upon becoming aware thereof, the Borrowers shall give the Bank written notice with respect to any Material Adverse Change or any development or occurrence that would be likely to have a Material Adverse Effect.

(g)      Notice of Proceedings. Immediately upon becoming aware thereof, the Borrowers shall give the Bank notice of the commencement, existence or threat of all proceedings by or before any Official Body against or affecting the Borrowers which, if adversely decided, could reasonably be expected to have a Material Adverse Effect.

(h)       Notice of Other Matters. Borrowers shall promptly give written notice to the Bank of the following matters:

(i)         Default. Promptly after any officer of any Borrower has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Borrower proposes to take with respect thereto; provided, that, any Event of Default resulting solely from the failure of a Borrower to give notice of a Potential Default as required by this clause shall be deemed waived upon the prompt cure or waiver of such Potential Default without any further action hereunder.

(ii)         Litigation. Promptly upon knowledge thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Borrower that relate to the Collateral, involve a claim or series of claims, with an amount in controversy in excess of One Million Dollars ($1,000,000.00), or which if adversely determined would constitute a Material Adverse Change.

(iii)        Erroneous Financial Information. Promptly in the event that any Borrower or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance, notice in writing setting forth the details thereof and the action which the Borrower proposes to take with respect thereto.

(iv)         ERISA Event. Immediately upon the occurrence of any ERISA Event, notice in writing setting forth the details thereof and the action which the Borrowers propose to take with respect thereto.

(i)       Further Information. The Borrowers shall promptly furnish or cause to be promptly furnished to the Bank such other information, and in such form, as the Bank may reasonably request from time to time.

5.02        Preservation of Existence and Franchises.

Each Borrower shall maintain its existence as a corporation or limited liability company, as applicable, and the rights associated therewith, in full force and effect in the state of its formation. No Borrower shall change its jurisdiction of organization. Each Borrower shall qualify and remain qualified as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which the ownership of its property or the nature of its activities, or both, makes such qualification necessary.

5.03        Maintenance of Insurance.

The Borrowers shall maintain with financially sound and reputable insurers, insurance with respect to its properties and businesses including, but not limited to, the Collateral, against such liabilities, casualties and contingencies and of such types and in such amounts as are satisfactory to the Bank and as is customary in the case of Persons engaged in the same or a similar business or having similar properties in the same geographic areas. The Borrowers agree to provide the Bank with thirty (30) days’ advance notice of the cancellation, modification or termination of any such policy of insurance. Borrowers shall maintain business interruption insurance, and shall keep the Collateral that is insurable insured against loss or damage by fire, theft, burglary, pilferage, flood and such other hazards as the Bank shall specify, in amounts and under policies issued by insurers acceptable to the Bank, all premiums thereon to be paid by the Borrowers and upon request of the Bank such policies or copies thereof shall be delivered to the Bank. Each insurance policy of the Borrowers required by this section shall contain a standard clause in form and substance satisfactory to the Bank, naming the Bank, its successors and assigns, as additional insured and lender loss payee, as its interests may appear.

5.04        Maintenance of Property.

Borrower shall maintain or cause to be maintained in good repair, working order and condition all of its properties and assets and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

5.05        Payment of Liabilities.

Each Borrower shall pay or discharge:

(a)       on or prior to the date on which penalties attach, all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or income, sales or franchises, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP;

(b)       on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any of its properties other than those claims the validity of which are being contested in good faith by appropriate proceedings diligently pursued, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP;

(c)       on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any of its properties other than those claims the validity of which are being contested in good faith by appropriate proceedings diligently pursued, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP;and

(d)      all other current liabilities so that none is outstanding more than sixty (60) days after the due date for each liability, except for liabilities the validity of which are being contested in good faith by appropriate proceedings diligently pursued, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

5.06        Financial Accounting Practices.

Each Borrower shall maintain proper books of record and account, in which full, true and correct entries shall be made of all financial transactions and matters involving its assets and business, in order to permit financial statements to be prepared in accordance with GAAP.

5.07       Compliance with Laws.

Each Borrower shall comply with all applicable Laws, in each case where failure to do so has or could reasonably be expected to have a Material Adverse Effect.

5.08       Continuation of and/or Change in Business.

The Borrowers shall continue to engage in the business and activities described on Schedule 3.07 and shall not engage in an unrelated businesses or activities.

5.09       Use of Proceeds.

The Borrowers shall use the proceeds of the Loans for the purposes stated in Section 3.16 hereof.

5.10       Lien Searches.

The Bank may, but shall not be obligated to, conduct lien searches of the Borrowers and its assets and properties on an annual basis and at such other times as the Bank, in its sole discretion, may determine to be necessary. The Borrowers shall reimburse the Bank for the Bank’s out-of-pocket costs in connection with one (1) such lien search per year, provided, however that if an Event of Default has occurred and is continuing, the Borrowers shall reimburse the Bank for the Bank’s out-of-pocket costs in connection with any and all such lien searches.

5.11       Compliance with Licensing Bodies.

Each Borrower shall maintain all certificates of compliance and authority and licenses that are necessary or required by any Official Body or licensing authority having jurisdiction over such Borrower.

5.12        Further Assurances.

Each Borrower, at its own cost and expense, will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as the Bank may reasonably request from time to time in order to carry out the intent and purposes of this Agreement more effectively and the transactions contemplated by this Agreement and to cause the Liens granted under the Security Agreement or any other Loan Document to be, at all times, valid, perfected and enforceable against such Borrower party thereto and all third parties. All expenses of such filings and recordings, and refilings and rerecordings, shall be borne by the Borrowers.

5.13        Operating Accounts.

The Borrowers shall maintain their primary operating accounts at the Bank. If the Borrowers shall not have closed all of their accounts at other banks, other than the PNC VAT account, within six (6) months after the Closing Date, as required pursuant to section 4.04(k) hereof, then the Borrowers shall use commercially reasonable efforts to put in place with respect to any such remaining accounts a deposit account control agreement in form and substance reasonably satisfactory to the Bank, and such other agreements and instruments as the Bank may reasonably request in order to create and perfect a lien on such accounts and the amounts on deposit therein in favor of the Bank. Borrowers shall not be required to close the PNC VAT account.

5.14        Financial Covenants.

The following financial covenants shall apply:

(a)           Fixed Charges Coverage Ratio. The Borrowers shall maintain a consolidated Fixed Charges Coverage Ratio of not less than 1.50 to 1.00, to be tested on the last day of each fiscal quarter beginning with the fiscal quarter ending on March 31, 2018. For purposes of this Section 5.14(a): (i) the Fixed Charges Coverage Ratio for the fiscal quarter ending on March 21, 2018 shall be determined based on Adjusted EBITDA and Fixed Charges for such quarter; (ii) the Fixed Charges Coverage Ratio for the fiscal quarter ending on June 30, 2018 shall be determined based on Adjusted EBITDA and Fixed Charges for such quarter and the preceding quarter; (iii) the Fixed Charges Coverage Ratio for the fiscal quarter ending on September 30, 2018 shall be determined based on Adjusted EBITDA and Fixed Charges for such quarter and the preceding two quarters;and (iv) the Fixed Charges Coverage Ratio for the fiscal quarter ending on December 31, 2018 and thereafter shall be determined based on Adjusted EBITDA and Fixed Charges on a trailing four quarters basis.

(b)           Minimum Liquidity. Borrowers shall maintain on deposit with the Bank average daily collected balances of cash and Cash Equivalents in an amount not less than: Two Million Five Hundred Thousand Dollars ($2,500,000.00), to be tested on the last day of each fiscal quarter beginning with the fiscal quarter ending on March 31, 2018 and on the last day of each quarter thereafter, through and including the quarter ending on December 31, 2018; and Three Million Dollars ($3,000,000.00), to be tested on the last day of each fiscal quarter thereafter.

5.15        Pension Plans.

The Borrowers shall (a) keep in full force and effect any and all Plans which are presently in existence or may, from time to time, come into existence under ERISA, unless such Plans can be terminated without material liability to the Borrowers in connection with such termination; (b) make contributions to all of Borrower’ Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA; (c) comply with all material requirements of ERISA which relate to such Plans so as to preclude the occurrence of any Reportable Event, Prohibited Transaction (other than a Prohibited Transaction subject to an exemption under ERISA) or material accumulated funding deficiency as such term is defined in ERISA; and (d) notify the Bank immediately upon receipt by the Borrowers of any notice of the institution of any proceeding or other action which may result in the termination of any Plan. The Borrowers shall deliver to the Bank, promptly after the filing or receipt thereof, copies of all material reports or notices that the Borrowers file or receive under ERISA with or from the Internal Revenue Service, the PBGC, or the U.S. Department of Labor.

ARTICLE VI

NEGATIVE COVENANTS

Each Borrower covenants to Bank as follows:

6.01        Liens.

The Borrowers shall not at any time create, incur, assume or suffer to exist any Lien on or against any of its assets or other property, tangible or intangible (including Equity Interests of the Borrowers), now owned or hereafter acquired or agree to become liable to do so except for the following (each a “Permitted Lien” and collectively the “Permitted Liens”):

(a)       Liens existing on the Closing Date and described on Schedule 6.01;

(b)      Liens in favor of the Bank;

(c)      Liens arising from taxes, assessments, charges, levies or claims described in Section 5.05 of this Agreement that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings diligently pursued, and with respect to which full reserves have been set aside;

(d)       pledges or deposits under worker’s compensation, unemployment insurance and social security laws, or in connection with or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases or to secure statutory obligations, surety, appeal, indemnity performance or other similar bonds or other pledges or deposits of like nature used in the ordinary course of business;

(e)       any unfiled materialmen’s, warehouseman’s, landlord’s, mechanic’s, workmen’s, and repairmen’s Liens arising in the ordinary course of business in respect of obligations that are not overdue (provided, that if such a Lien shall be perfected, it shall be discharged of record immediately by payment, bond or otherwise);

(f)       Purchase Money Security Interests (as defined in the UCC) or Liens to secure Capitalized Lease Obligations permitted under Section 6.02(d);provided, however, that such security interests shall be limited solely to the equipment (including any additions thereto and proceeds thereof) purchased or leased with the proceeds of such Indebtedness;

(g)     Liens securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (ii) contingent obligations on surety, performance or appeal bonds, and (iii) other non-delinquent obligations of a like nature, in each case incurred in the ordinary course of business, provided that all such Liens in the aggregate would not (even if enforced) reasonably be expected to have a Material Adverse Effect; and

(h)       Encumbrances consisting of zoning restrictions, easements or other restrictions or conditions on the use of real property owned by the Borrower, none of which is violated, in any material respect, by existing or proposed structures or land use.

6.02           Indebtedness.

The Borrowers shall not, at any time, create, incur, assume or suffer to exist any Indebtedness, except:

(a)       Indebtedness under this Agreement, the Notes or any other Loan Document or any other document, instrument or agreement between the Borrowers and the Bank;

(b)       Indebtedness existing on the Closing Date and described on Schedule 6.02; provided, however, that none of such Indebtedness shall be increased, extended, renewed or refinanced without the prior written consent of the Bank;

(c)       Current accounts payable, accrued expenses and other expenses arising out of transactions (other than borrowing) in the ordinary course of business; and

(d)       Indebtedness secured by Purchase Money Security Interests (as defined in the UCC) or Capitalized Lease Obligations arising after the date of this Agreement for purchases or leases of equipment in the ordinary course of business and in amounts which shall not exceed Three Hundred Thousand Dollars ($300,000.00) in the aggregate among all Borrowers, at any time.

6.03        Guarantees and Contingent Liabilities.

The Borrowers shall not at any time directly or indirectly become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person.

6.04        Loans and Investments; Subsidiaries.

(a)                     The Borrowers shall not at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire, or own any stock, bonds, notes or securities of, or any Equity Interest or any other investment or interest in, or make any capital contribution or loan to, any other Person, or agree, become or remain liable to do any of the foregoing, except:

(i)           The endorsement of instruments for collection or deposit in the ordinary course of business;

(ii)           Investments in direct obligations of the United States of America or any agency thereof maturing in twelve (12) months or less from the date of acquisition;

(iii)           Investments in obligations guaranteed by the United States of America maturing in twelve (12) months or less from the date of acquisition;

(iv)           Investments in prime commercial paper maturing in one hundred eighty (180) days or less (rated by Moody’s Investors Service, Inc. at not less than A-1 and by Standard & Poor’s Corporation at not less than P-1) on the date of acquisition;

(v)           Investments in demand deposits, time deposits or certificates of deposit maturing within one (1) year issued by the Bank or any commercial bank whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s Corporation on the date of acquisition;

(vi)         Advances for travel and reasonable out-of-pocket expenses to officers, directors and employees of the Borrowers all of which are incurred in the ordinary course of business and are reimbursable by the Borrowers, provided, the aggregate amount of all such advances outstanding at any one time does not exceed Fifty Thousand Dollars ($50,000.00); and

(b)         The Borrowers shall not form any subsidiaries or acquire any material portion of the Equity Interests of any other Person without the prior consent of the Bank, which consent the Bank may not unreasonably withhold or condition. Without limiting the generality of the foregoing, if the Bank consents to the formation of any subsidiary of any Borrower, such subsidiary shall be required to enter into a Guaranty Agreement in favor of the Bank, and also shall be required to enter into a security agreement in favor of the Bank, pursuant to which such subsidiary shall grant to the Bank a security interest in all of its assets as collateral for the Loans.

6.05           Distributions.

The Borrowers shall not declare, make, pay or agree, become or remain liable to make or pay, any Distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of any Equity Interest of any Borrower, or on account of the purchase, redemption, retirement or acquisition of any Equity Interest (or warrants, options or rights for any such Equity Interest) of such Borrower, except for cash Distributions and except for purchases, redemptions, retirements or acquisitions of Equity Interests (or warrants, options or rights for any Equity Interest) from one or more employees of any Borrower, in each case to the extent that no Event of Default has occurred and is continuing immediately prior to, or would occur after giving effect to, any such Distribution.

6.06           Transactions with Affiliates.

The Borrowers shall not enter into or carry out any transaction (including, without limitation, purchasing property or services from or selling property or services to) with any Affiliate except:

(a)       Equity holders, officers, directors, employees and Affiliates of a Borrower may render services to the Borrower for compensation at substantially the same rates generally paid by third parties engaged in the same or similar businesses for the same or similar services; and

(b)      the Borrowers may enter into and carry out other transactions with Affiliates if in the ordinary course of a Borrower’s business, pursuant to the reasonable requirements of the Borrower’s business, upon terms that are fair and reasonable and no less favorable to the Borrower than the Borrower would obtain in a comparable arm’s length transaction.

6.07           Indemnification and other Payments.

The Borrowers shall not make any deferred purchase price payment, working capital adjustment payment or indemnification payment, or reimburse any third-party expenses, except, so long as no Event of Default or Potential Default exists, as required pursuant to the Purchase Agreement and the related transaction documents, so long as the making of any such payment does not result in an Event of Default or Potential Default, and provided that, subsequent to the making of any such payment or reimbursement, there remains minimum availability under the Revolving Credit Commitment of at least Two Hundred Thousand Dollars ($200,000.00).

6.08       Disposition of Assets.

The Borrowers shall not Dispose of any of their property, whether now owned or hereafter acquired, except:

(a)           The sale or Disposition of equipment no longer used or useful in the business of a Borrower;

(b)           The Disposition of obsolete or worn-out property in the ordinary course of business; and

(c)           Dispositions of other property in any fiscal year of a Borrower, so long as (i) such property, together with all other property Disposed of during such fiscal year, shall have a fair market value not exceeding One Hundred Thousand Dollars ($100,000.00), and (ii) the purchase price paid to the Borrower for such property shall be paid solely in cash.

6.09        Anti-Terrorism Laws.

Neither the Borrowers nor any of their respective Affiliates or agents shall (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. The Borrowers shall deliver to the Bank any certification or other evidence requested from time to time by the Bank in its sole discretion, confirming the Borrower’s compliance with this Section.

6.10        Margin Stock.

The Borrowers shall not use the proceeds of any Loan, directly or indirectly, to purchase any “margin stock” (within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying, directly or indirectly, any margin stock.

6.11        Merger; Consolidation; Business Acquisitions.

The Borrowers shall not merge or agree to merge with or into or consolidate with any other Person. The Borrowers shall not acquire any material portion of the assets or business of any other Person without the prior written consent of the Bank, which consent the Bank shall not unreasonably withhold, condition or delay.

6.12        Double Negative Pledge.

The Borrowers shall not enter into or suffer to exist any agreement with any Person, other than in connection with this Agreement or any other agreement by and between the Borrowers and the Bank that prohibits or limits the ability of the Borrowers to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind, real or personal, tangible or intangible (including, but not limited to, Equity Interests) of the Borrower.

6.13        Sale/Leaseback.

The Borrowers shall not enter into any agreement with any party (“Lender”) to provide for the leasing by any Borrower of real or personal property that has been or is to be sold or transferred by the Borrowers to such Lender, or to any Person to whom funds have been or will be advanced by such Lender on the security of such property or the rental obligations of the Borrowers with respect to such property.

6.14        Ownership and Control.

The Borrowers shall not cause or permit, directly or indirectly, any change in the control of Webmayhem or Pair Networks. For purposes of this Section, a change in control of Webmayhem or Pair Networks means: (a) the failure of Libsyn to own, directly or indirectly, all of the outstanding Equity Interests in such entity; or (b) the failure of Libsyn to be able to elect or appoint a majority of the directors or managers (or other governing body) of such entity.

6.15        Fiscal Year.

The Borrowers shall not change their fiscal year from a calendar year or elect to be designated as an entity other than its current tax designation without the prior written consent of the Bank.

6.16        Modifications to Material Documents.

The Borrowers shall not amend in any respect their organizational documents, the Management Fee Agreement, or the material terms of any material contracts without the prior written consent of the Bank.

ARTICLE VII

DEFAULTS

7.01        Events of Default.

An Event of Default means the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of Law):

(a)       The Borrowers shall fail to pay when due any principal of any Loan (including scheduled installments, mandatory prepayments or any payment due at maturity), or shall fail to pay within five (5) days of the due date any interest on any Loan, or any other amount payable to or on behalf of the Bank pursuant to this Agreement, the Notes or any other Loan Document; or

(b)       Any representation or warranty made by the Borrowers under this Agreement or any of the other Loan Documents, or any statement made by any Borrower in any financial statement, certificate, report, exhibit or document furnished to the Bank pursuant to this Agreement or the other Loan Documents, shall prove to have been false or misleading in any material respect as of the time made; or

(c)       Any Borrower shall default in the performance or observance of any covenant, condition, provision or duty contained in this Agreement, any Note or any other Loan Document (not constituting an Event of Default under any other provision of this Section 7.01); or

(d)           The Bank’s security interest or Lien under the Security Agreement or any of the other Loan Documents is or shall become unperfected or invalid; or

(e)       Any Borrower, or any Affiliate of any Borrower (as principal or guarantor or other surety), shall fail to pay any Indebtedness owed to the Bank, or any Affiliate of the Bank, other than the Loans, after giving effect to any applicable grace period in the applicable loan documents; or

(f)       Any Borrower shall (i) default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation (or set of related obligations) to a third party for borrowed money or, if any obligation (or set of related obligations) is or are payable or repayable on demand, shall fail to pay or repay such obligation or obligations when demanded, or (ii) default in the observance of any other covenant, term or condition contained in any agreement or instrument by which an obligation (or set of related obligations) to a third party is or are created, secured or evidenced, if the effect of such default is to cause, or permit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or

(g)           One or more judgments or decrees is entered against any Borrower by a court of competent jurisdiction involving, in the aggregate, a liability in an amount in excess of Three Hundred Thousand Dollars ($300,000.00) and all such judgments or decrees have not been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(h)           A writ or warrant of attachment, garnishment, execution, distraint or similar process involving an aggregate amount of money in excess of Three Hundred Thousand Dollars ($300,000.00) shall have been issued against any Borrower or any property of any Borrower, which shall have remained undischarged, unvacated, unbounded, or unstayed pending appeal for a period of thirty (30) consecutive days from date of issue or levy; or

(i)       Any Person shall obtain a final, unappealable order or decree in any court of competent jurisdiction enjoining or prohibiting the carrying out of the terms and conditions hereof or of any other Loan Document; or

(j)       Any Borrower shall assign this Agreement, the Notes or its right to receive any Loan hereunder; or

(k)           The indictment of any Borrower under any criminal statute, or the commencement of a criminal proceeding against any Borrower, or the commencement of a civil proceeding against any Borrower, which, if such civil proceeding were determined adversely to the Borrower, would have a Material Adverse Effect, and if such civil proceeding is not dismissed within ninety (90) days of its commencement; or

(l)       The Bank shall have determined (which determination shall be conclusive) that a Material Adverse Change has occurred such that the prospect of payment or performance of any covenant, agreement or duty under this Agreement, the Notes or any of the other Loan Documents is impaired or that the Bank is insecure; or

(m)           (i) A Termination Event with respect to a Plan shall occur, (ii) any Person shall engage in any Prohibited Transaction or Reportable Event involving any Plan, (iii) an accumulated funding deficiency, whether or not waived, shall exist with respect to any Plan, (iv) the Borrowers or any ERISA Affiliate shall be in “Default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments due to a multi-employer Plan resulting from such Borrower’s or any ERISA Affiliate’s complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan or (v) any other event or condition shall occur or exist with respect to a single employer Plan, except that no such event or condition shall constitute an Event of Default if it, together with all other events or conditions at the time existing, would not subject such Borrower to any tax, penalty, debt or liability which, alone or in the aggregate, would have a Material Adverse Effect; or

(n)           Any provision of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against any Borrower other than as a result of any action or omission of the Bank; or

(o)           The validity, binding effect or enforceability of any Loan Document against any party thereto shall be contested by any Borrower; or

(p)           Any Borrower shall deny that it has any, or any further, liability or obligation under any Loan Document; or

(q)           Any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Bank the benefits purported to be created thereby, other than as a result of any action or omission of the Bank; or

(r)       A proceeding shall be instituted in respect of any Borrower seeking any of the following remedies, provided that, if such proceeding is an involuntary proceeding, the same shall not have been stayed or dismissed within ninety (90) days of commencement:

(i)           seeking to have an order for relief entered or seeking a declaration or entailing a finding that any Borrower is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to the Borrower, its assets or debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereinafter in effect; or

(ii)           seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for any Borrower or for all or any substantial part of its property; or

(s)       any Borrower shall become insolvent, shall become generally unable to pay its debts as they become due, shall voluntarily suspend transaction of its business, shall make a general assignment for the benefit of creditors, or shall consent to any order for relief, declaration, finding or relief described in Section 7.01(s) of this Agreement, or shall consent to the appointment or to the taking of possession by any official or other person of all or any substantial part of its property whether or not any proceeding is instituted, shall dissolve, wind-up or liquidate itself or any substantial part of its property, or shall take any action in furtherance of any of the foregoing.

7.02           Consequences of an Event of Default.

(a)       If an Event of Default specified in subsections (a) through (q) of Section 7.01 of this Agreement occurs and continues or exists beyond any applicable notice, cure or grace period, the Bank will be under no further obligation to make Loans and may at its option demand the unpaid principal amount of the Notes, interest accrued on the unpaid principal amount thereof and all other amounts owing by the Borrowers under this Agreement, the Notes and the other Loan Documents to be immediately due and payable without presentment, protest or further demand or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

(b)           If an Event of Default specified in subsections (r) or (s) of Section 7.01 of this Agreement occurs, the Bank will be under no further obligation, if any, to make Loans and the unpaid principal amount of the Notes, interest accrued thereon and all other amounts owing by the Borrowers under this Agreement, the Notes and the other Loan Documents shall automatically become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived, and an action for any amounts due shall accrue immediately.

7.03           Other Remedies.

(a)           If an Event of Default shall occur and be continuing the Bank shall have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and apply to the then unpaid balance of all the Loans and all other Obligations against any debt owing to, and any other funds held in any manner for the account of, the Borrowers by the Bank, including all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by any Borrower for its own account (but not including funds held in custodian or trust accounts) with the Bank. Such right shall exist whether or not the Bank shall have made any demand under this Agreement or any other Loan Document, whether or not such debt owing to or funds held for the account of the Borrower is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, guaranty or any other security, right or remedy available to any Bank.

(b)           If an Event of Default shall occur and be continuing, and whether or not the Bank shall have accelerated the maturity of Loans, the Bank may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or the other Loan Documents, including as permitted by applicable Law the obtaining of the appointment of a receiver.

(c)           In addition to all of the rights and remedies contained in this Agreement or in any of the other Loan Documents, the Bank shall have all of the rights and remedies of a secured party under the UCC or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law. The Bank may exercise all post-default rights granted to the Bank under the Loan Documents or applicable Law.

(d)           Any notice required to be given by the Bank of a sale, lease, or other disposition of the Collateral or any other intended action by the Bank, if given ten (10) days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to the Borrower.

(e)           The remedies in this Article VII are in addition to, not in limitation of, any other right, power, privilege or remedy, either at law, in equity or otherwise, to which the Bank may be entitled.

ARTICLE VIII

MISCELLANEOUS

8.01           Business Days.

Except as otherwise provided in this Agreement, whenever any payment or action to be made or taken under this Agreement, or under the Notes or under any of the other Loan Documents is stated to be due on a day which is not a Business Day, such payment or action will be made or taken on the next following Business Day and such extension of time will be included in computing interest or fees, if any, in connection with such payment or action.

8.02           Amendments and Waivers.

The Bank and the Borrowers may from time to time enter into agreements amending, modifying or supplementing this Agreement, the Notes or any other Loan Document or changing the rights of the Bank or of the Borrowers under this Agreement, under the Notes or under any other Loan Document and the Bank may from time to time grant waivers or consent to a departure from the due performance of the obligations of the Borrowers under this Agreement, under the Notes or under any other Loan Document. Any such agreement, waiver or consent must be in writing and will be effective only to the extent specifically set forth in such writing. In the case of any such waiver or consent relating to any provision of this Agreement, any Event of Default or Potential Default so waived or consented to will be deemed to be cured and not continuing, but no such waiver or consent will extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

8.03           No Implied Waiver;Cumulative Remedies.

No course of dealing and no delay or failure of the Bank in exercising any right, power or privilege under this Agreement, the Notes or any other Loan Document will affect any other or future exercise of any such right, power or privilege or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise of such right, power or privilege or of any other right, power or privilege. The rights and remedies of the Bank under this Agreement, the Notes or any other Loan Document are cumulative and not exclusive of any rights or remedies that the Bank would otherwise have.

8.04           Notices.

All notices, requests, demands, directions and other communications (collectively “Notices”) under the provisions of this Agreement or the Notes must be in writing unless otherwise expressly permitted under this Agreement and must be sent by first-class or first-class express mail or by private overnight or next Business Day courier, in all cases with charges prepaid, and any such properly given Notice will be effective when received. All Notices will be sent to the applicable party at the addresses stated below or in accordance with the last unrevoked written direction from such party to the other parties.

If to the Borrowers:             Liberated Syndication Inc.
5001 Baum Blvd., Ste., 770
Pittsburgh, PA 15213
Attn: Christopher J. Spencer, CEO

and a copy to                       Cohen & Grigsby, P.C.
625 Liberty Avenue
Pittsburgh, PA 15222-3152
Attn: Paul DeRosa

If to Bank:
First Commonwealth Bank
437 Grant Street
Frick Building, Suite 1600
Pittsburgh, PA 15219
Attn: Brian J. Sohocki
Facsimile, for purposes of Loan Requests Only: (412) 690-2206 and copy to:
Gregory D. Cribbs
Babst, Calland, Clements and Zomnir, P.C.
Two Gateway Center
Pittsburgh, PA 15222

8.05        Expenses; Taxes; Attorney’s Fees.

The Borrowers agree to pay or cause to be paid and to save the Bank harmless against liability for the payment of all reasonable out-of-pocket expenses including, but not limited to, reasonable fees and expenses of outside counsel and paralegals for the Bank, incurred by the Bank from time to time (i) arising in connection with the preparation, execution, delivery and performance of this Agreement, the Notes and the other Loan Documents, (ii) relating to any requested amendments, waivers or consents to this Agreement, the Notes or any of the other Loan Documents and (iii) arising in connection with the Bank’s enforcement or preservation of rights under this Agreement, the Notes or any of the other Loan Documents including, but not limited to, such expenses as may be incurred by the Bank in the collection of the outstanding principal amount of the Loans. The Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or in the future determined in good faith by the Bank to be payable in connection with this Agreement, the Notes or any other Loan Document. The Borrowers agree to save the Bank harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions. In the event of a determination adverse to any Borrower of any action at Law or suit in equity in relation to this Agreement, the Notes or the other Loan Documents, the Borrowers will pay, in addition to all other sums which the Borrowers may be required to pay, a reasonable sum for outside attorneys’ and paralegals’ fees incurred by the Bank or the holder of any Note in connection with such action or suit. All payments due from the Borrowers under this Section 8.05 will be added to and become part of the Obligations until paid in full.

8.06           Proceedings, Etc.

All proceedings taken in connection with the transactions provided for herein including, without limitation, any surveys, appraisals and documents required or contemplated by this Agreement, the person responsible for the execution and preparation thereof, all sureties, all insurers and the forms of guaranties and policies of insurance required hereby, shall be satisfactory in form, scope and content to the Bank.

8.07           No Third Party Rights.

Nothing in this Agreement, whether express or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, which is intended for the sole use and benefit of the parties hereto.

8.08           Severability.

The provisions of this Agreement are intended to be severable. If any provision of this Agreement is held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of the provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

8.09           Governing Law; Consent to Jurisdiction.

This Agreement will be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the substantive Laws, and not the laws of conflicts, of said Commonwealth. The Borrowers consent to the exclusive jurisdiction and venue of the federal and state courts located in the Commonwealth of Pennsylvania, in any action on, relating to or mentioning this Agreement, the Notes, the other Loan Documents or any one or more of them; provided, however, that the Bank may commence and pursue any action against the Borrower, or enforce its rights against any Collateral, in any other jurisdiction.

8.10           Prior Understandings.

This Agreement, the Notes and the other Loan Documents supersede all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for in this Agreement, the Notes and the other Loan Documents.

8.11           Duration; Survival.

All representations and warranties of the Borrowers contained in this Agreement or made in connection with this Agreement or any of the other Loan Documents shall survive the making of, and will not be waived by the execution and delivery of, this Agreement, the Notes or the other Loan Documents, by any investigation by the Bank, or the making of any Loan. Notwithstanding the termination of this Agreement or the occurrence of an Event of Default, all covenants and agreements of the Borrowers will continue in full force and effect from and after the date of this Agreement so long as the Borrowers may borrow under this Agreement and until payment in full of the Notes, interest thereon, and all fees and other obligations of the Borrowers under this Agreement or the Notes. Without limitation, it is understood that all obligations of the Borrowers to make payments to or indemnify the Bank will survive the payment in full of the Notes and of all other obligations of the Borrowers under this Agreement, the Notes and the other Loan Documents.

8.12           Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties to this Agreement on separate counterparts each of which, when so executed, will be deemed an original, but all such counterparts will constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an originally executed counterpart of this Agreement.

8.13           Successors and Assigns.

This Agreement will be binding upon and inure to the benefit of the Bank, the Borrowers and their respective successors and assigns, except that the Borrowers may not assign or transfer any of its rights under this Agreement.

8.14           No Third Party Beneficiaries.

The rights and benefits of this Agreement and the other Loan Documents are not intended to, and shall not, inure to the benefit of any third party.

8.15           Participation and Assignment.

The Bank may from time to time participate, sell or assign all or any part of the Loans made by the Bank or which may be made by the Bank, or its right, title and interest in the Loans or in or to this Agreement, to another lending office, lender or financial institution without notice to the Borrower. Except to the extent otherwise required by the context of this Agreement, the word “Bank” where used in this Agreement means and includes any holder of a Note originally issued to the Bank and each such holder of a Note will be bound by and have the benefits of this Agreement, the same as if such holder had been a signatory to this Agreement. In connection with any such sale, assignment or grant of participation, the Bank may make available to any prospective purchaser, assignee or participant any information relative to the Borrowers in the Bank’s possession.

8.16           Exhibits.

All exhibits and schedules attached to this Agreement are incorporated and made a part of this Agreement.

8.17           Headings.

The section headings contained in this Agreement are for convenience only and do not limit or define or affect the construction or interpretation of this Agreement in any respect.

8.18           Indemnity.

In addition to the payment of expenses pursuant to Section 8.05 hereof, whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree to indemnify, pay and hold the Bank and the officers, directors, employees, agents, consultants, auditors, affiliates and attorneys of the Bank (collectively called the “Indemnitees”), harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of outside counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that is imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents, the consummation of the transactions contemplated by this Agreement, the statements contained in the commitment letters, if any, delivered by the Bank, the Bank’s agreement to make the Loans hereunder, the use or intended use of the proceeds of any of the Loans or the exercise of any right or remedy hereunder or under any of the other Loan Documents, any error, failure or delay in the performance of any of the Bank’s obligations under this Agreement caused by natural disaster, fire, war, strike, civil unrest, error or inoperability of communication equipment or lines or any other circumstances beyond the control of the Bank or actions taken by the Bank which were reasonably believed by the Bank to be taken pursuant to and in compliance with this Agreement including, but not limited to, actions taken by the Bank to amend or cancel any funds transfer instructions or any decision by the Bank to effect or not to effect the transfer as provided in this Agreement, or any other such action taken by the Bank in good faith pursuant to its responsibilities under this Agreement (the “Indemnified Liabilities”); provided, however, that the Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of that or another Indemnitee as finally determined by a court of competent jurisdiction.

8.19           Limitation of Liability.

To the fullest extent permitted by Law, no claim may be made by the Borrowers against the Bank or any affiliate, director, officer, employee, attorney or agent of the Bank for any special, incidental, consequential or punitive damages in respect of any claim arising from or relating to this Agreement or any other Loan Document or any statement, course of conduct, act, omission or event occurring in connection herewith or therewith (whether for breach of contract, tort or any other theory of liability). The Borrowers hereby waive, release and agree not to sue upon any claim for any such damages, whether such claim presently exists or arises hereafter and whether or not such claim is known or is suspected to exist in its favor. This Section 8.19 shall not limit any rights of the Borrowers arising solely out of willful misconduct as finally determined by a court of competent jurisdiction.

8.20           Confidentiality.

(a)       General. The Bank agrees to keep confidential all information obtained from the Borrowers that is nonpublic and confidential or proprietary in nature (including any information a Borrower specifically designates as confidential), except as provided below, and to use such information only in connection with this Agreement and for the purposes contemplated hereby. The Bank shall be permitted to disclose such information (i) to outside legal counsel, accountants and other professional advisors who need to know such information in connection with the administration and enforcement of this Agreement, subject to the agreement of such Persons to maintain the confidentiality, (ii) to assignees and participants, and prospective assignees and participants, (iii) to the extent requested by any bank regulatory authority or, with notice to the Borrower, as otherwise required by applicable Law or by any subpoena or similar legal process, or in connection with any investigation or proceeding arising out of the transactions contemplated by this Agreement or the other Loan Documents, (iv) if it becomes publicly available other than as a result of a breach of this Agreement or becomes available from a source not known to be subject to confidentiality restrictions, or (v) if the Borrowers shall have consented to such disclosure.

(b)           Sharing Information with Affiliates of the Bank. The Borrowers acknowledge that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of their Affiliates (in connection with this Agreement or otherwise) by the Bank or by one or more subsidiaries or Affiliates of the Bank and the Borrowers hereby authorize the Bank to share any information delivered to the Bank by the Borrowers pursuant to this Agreement, or in connection with the decision of the Bank to enter into this Agreement, to any such subsidiary or Affiliate of the Bank, it being understood that any such subsidiary or Affiliate of the Bank receiving such information shall be bound by the provisions of this Section as if it were a Bank hereunder. Such authorization shall survive the repayment of the Loans.

8.21           Payment of Obligations; Joint and Several Obligations of Borrowers.

The Borrowers shall be jointly and severally liable for the Obligations in connection with Loans. Without limiting the generality of the foregoing, each Borrower hereby acknowledges and agrees that any and all actions, inactions or omissions by any one of the Borrowers in connection with, related to or otherwise affecting the Loans are the obligations of, and inure to and are binding upon, each and all of the Borrowers, jointly and severally.

8.22           Relative Priority of Security Interests; Limitation of Certain Liabilities.

To the extent any portion of the Obligations of a Borrower may be determined by final order of a court of competent jurisdiction to be in the nature of the obligations of a surety (the “Suretyship Portion”), any security interests in any assets of such Borrower securing the Suretyship Portion shall be subordinate to the security interests in the assets of such Borrower securing the remaining portion of the Obligations. If the Suretyship Portion would otherwise be held or determined to be void, invalid or unenforceable on account of its amount, notwithstanding any other provision of this Agreement to the contrary, the aggregate amount of such liability shall, without any further action by the Bank, the Borrowers or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

8.23           Waiver of Trial by Jury.

THE BORROWERS EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND WILL NOT AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement as of the date set forth at the beginning of this Agreement as a document under seal.

LIBERATED SYNDICATION INC.

By:
Name:
Title:

WEBMAYHEM, INC.

By:
Name:
Title:

PAIR NETWORKS, INC.

By:
Name:
Title:

FIRST COMMONWEALTH BANK

By:
Brian J. Sohocki, Senior Vice President
.
.

[Loan Agreement Signature Page]

SCHEDULE 1.1(A)
PRICING GRID

Level	Borrowers’ Cash Balance	Applicable LIBOR Margin	Applicable Prime Rate Margin	Unused Facility Fee	Letter of Credit Fee
I	< $6,000,000.00	1.75%	0.75%	0.25%	1.75%
II	≥ $6,000,000.00 < $9,000,000.00	1.50%	0.50%	0.20%	1.50%
III	> $9,000,000.00	1.25%	0.25%	0.15%	1.25%

For purposes of determining the Applicable Margin and fees:

(a)       The Applicable Margin, Unused Facility Fee and Letter of Credit Fee as of the Closing Date shall be determined based on the Borrowers’ Cash Balance as of the Closing Date as shown on the Closing Date Compliance Certificate.

(b)       The Applicable Margin, Unused Facility Fee and Letter of Credit Fee shall be recomputed as of the end of the fiscal quarter ending March 31, 2018 and each fiscal quarter ending thereafter based on the Borrowers’ Cash Balance as of such fiscal quarter end. Any increase or decrease in the Applicable Margin, Unused Facility Fee and Letter of Credit Fee computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 5.01(c) of the Loan Agreement. If a Compliance Certificate is not delivered when due in accordance with the Loan Agreement, then the rates in Level I shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

(c)       If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or for any other reason, the Borrowers determine or the Bank determines that (i) the Borrowers’ Cash Balance as calculated by the Borrowers as of any applicable date was inaccurate, and (ii) a proper calculation of Borrowers’ Cash Balance would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Bank, promptly on demand by the Bank (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. If any inaccurate financial statement or Compliance Certificate would, if corrected, have led to the application of a lower Applicable Margin for any period for which interest has already been paid, Bank shall not be required to refund or return any portion of such interest, but instead, the amount by which the interest actually paid by the Borrowers exceeds the amount that would have been paid had the correct Applicable Margin been applied shall be credited against the next payment(s) due from Borrowers. This paragraph shall not limit the rights of the Bank, under Section 2.04(e) or Article VII. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SCHEDULE 3.06
OWNERSHIP AND CONTROL

Liberated Syndication Inc.

Common Stock
Authorized: 200,000,000
Issued and Outstanding as of date of close – 29,565,008
Assumes 1,599,148 common shares issued to Seller at closing ($2,500,000 / $1.56)

Preferred Stock
Authorized: 10,000,000
Issued and Outstanding as of date of close – zero

Webmayhem, Inc. – Liberated Syndication Inc. owns 100% of the issued and outstanding shares of Webmayhem, Inc.

pair Networks, Inc. – Liberated Syndication Inc. owns 100% of the issued and outstanding shares of pair Networks, Inc.

SCHEDULE 3.07
OFFICERS, DIRECTORS AND BUSINESS

The following serve in the noted capacity for Liberated Syndication Inc., Webmayhem Inc, and pair Networks, Inc.

Christopher J. Spencer, Chief Executive Officer and Chairman of the Board

John Busshaus, Chief Financial Officer

Denis Yevstifeyey, Director

Douglas Polinksy, Director

J. Gregory Smith, Director

Liberated Syndication Inc. is the parent company for the wholly owned subsidiaries: Webmayhem Inc and pair Networks, Inc. Webmayhem dba Libsyn provides podcast hosting and distribution services. pair Networks, Inc. provides web hosting, domain registration and security services.

SCHEDULE 3.15
PATENTS, LICENSES, FRANCHISES

None.

SCHEDULE 6.01
LIENS

Capital lease for Emerson Batteries. Please see below on Indebtedness Schedule 6.02.

SCHEDULE 6.02
INDEBTEDNESS

Master Lease No. 2014254 dated August 22, 2014 between pair Networks, Inc and First American Commercial Bancorp, Inc.

EXHIBIT A

FORM OF LOAN REQUEST

(See attached)

LOAN REQUEST

TO:
First Commonwealth Bank
437 Grant Street
Frick Building, Suite 1600
Pittsburgh, PA 15219
Attention:  Brian J. Sohocki

FROM:
Liberated Syndication Inc. (“Borrower”)

RE:
Loan Agreement dated as of December 27, 2017, between the Borrowers and the Bank (as the same may be further amended, restated, modified or supplemented, the “Loan Agreement”)

Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement.

1.
Pursuant to the Loan Agreement, the undersigned irrevocably requests [check one box under 1(a) below and fill in blank space next to the box as appropriate]:

1(a)
☐
New Revolving Credit Loan OR

☐
Renewal of the LIBOR Rate Option applicable to an outstanding Revolving Credit Loan originally made on _______________ OR

☐
Conversion of the Prime Rate Option applicable to an outstanding Revolving Credit Loan originally made on ____________ to a Revolving Credit Loan to which the LIBOR Rate Option applies, OR

☐
Conversion of the LIBOR Rate Option applicable to an outstanding Revolving Credit Loan originally made on _____________ to a Revolving Credit Loan to which the Prime Rate Option applies.

SUCH NEW, RENEWED OR CONVERTED LOAN SHALL BEAR INTEREST:

[Check one box under 1(b) below and fill in blank spaces in line next to box]:

1(b)(i)
☐
Under the Prime Rate Option. Such Loan shall have a Borrowing Date of ___________________ (which date shall be (i) on the Business Day of the receipt by the Bank by 1:00 p.m., Pittsburgh, Pennsylvania time, of this Loan Request for making a new Revolving Credit Loan, renewing a Loan to which the Prime Rate Option applies; or (ii) the last day of the preceding Interest Period for converting a Loan to which the LIBOR Rate Option applies to a Loan to which the Prime Rate Option applies), OR

      (ii)
☐
Under the LIBOR Rate Option. Such Loan shall have a Borrowing Date of ___________________ (which date shall be two (2) Business Days subsequent to the Business Day of the receipt by the Agent by 1:00 p.m., Pittsburgh, Pennsylvania time, of this Loan Request for making a new Revolving Credit Loan, renewing a Loan to which the LIBOR Rate Option applies, or converting a Revolving Credit Loan to which the Prime Rate Option or the LIBOR Rate Option applies to a Revolving Credit Loan to which the LIBOR Rate Option applies).

(c)
In the case of a Loan under the LIBOR Rate Option, the Interest Period applicable thereto shall be ____________ months [specify one (1), two (2), three (3) or six (6) months].

2.
Such Loan is in the principal amount of $____________________ or the principal amount to be renewed or converted is $____________________.

As of the date hereof and the date of making of the above-requested Loans (and after giving effect thereto): the Borrowers have performed and complied with all covenants and conditions of the Loan Agreement; all of Borrower’s representations and warranties therein are true and correct (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties were true and correct on and as of the specific dates or times referred to therein); no Event of Default or Potential Default has occurred and is continuing or shall exist; and the making of such Loan shall not contravene any Law applicable to the Borrower; and the making of any Revolving Credit Loan shall not cause the aggregate amount of such Loans to exceed the Borrowing Base.

The undersigned certifies to the Bank as to the accuracy of the foregoing.

LIBERATED SYNDICATION INC.

By: __________________________
Name:________________________
Title:_________________________

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

(See attached)

COMPLIANCE CERTIFICATE
____________, 201__

First Commonwealth Bank
Corporate Banking
Frick Building, Suite 1600
437 Grant Street
Pittsburgh, PA 15219
Attn: Brian J. Sohocki

Dear Mr. Sohocki:

I refer to the Loan Agreement effective as of December 27, 2017 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”) among Liberated Syndication Inc., Webmayhem, Inc. and Pair Networks, Inc. (the “Borrowers”), and First Commonwealth Bank (the “Bank”). Unless otherwise defined herein, terms defined in the Loan Agreement are used herein with the same meanings.

The undersigned does hereby certify on behalf of the Borrowers as of __________, 201__ (the “Report Date”), as follows:

1.
CHECK ONE:

    ____
The annual audited financial statements of the Borrowers being delivered to the Bank with this Compliance Certificate: (a) present fairly the financial position of the Borrowers and their results of operations and cash flows for the most recent fiscal year; and (b) comply with the reporting requirements for such financial statements as set forth in the Loan Agreement.

OR

____
The quarterly financial statements of the Borrowers being delivered to the Bank with this Compliance Certificate: (a) present fairly the financial position of the Borrowers and their results of operations and cash flows for the most recent month ending as of the Report Date and the fiscal year through that date, prepared, and certified by the appropriate officer of Borrowers as having been prepared, in accordance with GAAP consistently applied (subject to the absence of footnotes and normal year-end adjustments), and (b) satisfy and comply with the reporting requirements for such financial statements as set forth in the Loan Agreement.

2.
The representations and warranties of the Borrowers contained in Article III of the Loan Agreement, and in each of the other Loan Documents, are true and accurate on and as of the Report Date (except representations and warranties which expressly relate solely to an earlier date or time, which representations and warranties are true and correct on and as of the specific dates or times referred to therein). The Borrowers are in compliance with, and since the date of the most recent previously delivered Compliance Certificate has performed and complied with, all covenants and conditions contained in the Loan Agreement.

3.
No Event of Default or Potential Default exists on the Report Date; no Event of Default or Potential Default has occurred or is continuing since the date of the most recent previously delivered Compliance Certificate; no Material Adverse Change has occurred since the date of the most recent previously delivered Compliance Certificate; and no event has occurred or is continuing since the date of the most recent previously delivered Compliance Certificate that may reasonably be expected to result in a Material Adverse Change.

[NOTE: If any Event of Default, Potential Default, Material Adverse Change or event which may reasonably be expected to result in a Material Adverse Change has occurred or is continuing, set forth on an attached sheet the nature thereof and the action which the Borrowers have taken, is taking or proposes to take with respect thereto.]

4.
Minimum Fixed Charge Coverage Ratio (Section 5.14(a)). (For periods beginning with the fiscal quarter ending on March 31, 2018 and thereafter.) The Fixed Charges Coverage Ratio is _____ to 1.0 for the period ended as of the Report Date, which is not less than the permitted minimum ratio of 1.50 to 1.00 for the relevant period, based on Adjusted EBITDA calculated as set forth in paragraph 4(A) below and Adjusted Fixed Charges calculated as set forth in paragraph 4(B) below.

(A)
Adjusted EBITDA for the period ending as of the Report Date equals $________________, and is calculated by dividing EBITDA, determined as set forth below, by the applicable divisor set forth in the Loan Agreement:

Net Income (loss) for such period	$
Plus all deductions for depreciation, amortization and non-cash charges to Net Income for such period	+ $
Plus Interest Expense deducted in computing net income (loss) for such period	+ $_______________
Plus all income, capital or profits taxes deducted in computing net income (loss) for such period	+ $_______________
Plus any non-recurring costs permitted under the definition of EBITDA	+ $_______________
Equals EBITDA	= $

(B)
Adjusted Fixed Charges for the period ending as of the Report Date equals $______________, and is calculated by dividing Fixed Charges, determined as set forth below, by the applicable divisor set forth in the Loan Agreement:

Required principal amortization for such period on the Obligations	$
Plus net cash interest expense for such period	+ $
Plus income taxes paid or payable	+ $_______________
Plus Permitted Distributions paid in cash	+ $
Plus Fees paid during such period to the Bank	+ $
Plus Unfinanced Capital Expenditures	+ $_______________
Equals Fixed Charges	= $_______________

5.
Minimum Liquidity. (Section 5.14(b)). Borrowers’ cash and Cash Equivalents maintained at the Bank, as shown on the balance sheet accompanying this Certificate, as of the Report Date totals $______________, which is not less than the minimum amount required by the Loan Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date first set forth above.

LIBERATED SYNDICATION INC.

By: _____________________________________
Name: ___________________________________
Title: ____________________________________